Exhibit 10.10

CME MEDIA ENTERPRISES B.V.

and

TOP TONE MEDIA HOLDINGS LIMITED

_________________________________________________

MASTER SHARE PURCHASE AGREEMENT

_________________________________________________

28 JULY 2008

TABLE OF CONTENTS

THIS MASTER SHARE PURCHASE AGREEMENT (this "Agreement") is made on July 28, 2008

BETWEEN

(1)	CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at Dam 5b, JS 1012 Amsterdam, the Netherlands ("CME ME"); and

(2)
TOP TONE MEDIA HOLDINGS LIMITED, a BVI Business company organized under the laws of the British Virgin Islands with registered number 1381053 and having its registered office at 3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the "Seller").

WHEREAS:

(A)
The Seller owns 2790 shares of Top Tone Media S.A. (which represents 90% of its issued share capital), a public limited liability company (société anonyme) organized and existing under the laws of the Grand-Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B 124257 and having its registered address at L-1118, rue Aldringen 19, Luxembourg ("Top Tone Media"); Top Tone Media owns the entire issued share capital of TV2 EOOD, a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 121853910 and having its registered address at 2 Tsanko Tserkovski Str., Lozenets Region, 1407 Sofia, Republic of Bulgaria ("TV2"); and TV2 owns the entire issued share capital of Top Tone Media Bulgaria EOOD, a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 175413380 and having its registered address at 17 Voyvodina Mogila Str., Ovcha Kupel Region, Sofia, Republic of Bulgaria ("Top Tone BG").

(B)
The Seller owns 99 shares of Zopal S.A. (which represents 99% of its issued share capital), a public limited liability company (société anonyme) organized and existing under the laws of the Grand-Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B 139431 and having its registered address at L-1118, rue Aldringen 19, Luxembourg ("Zopal"); Zopal owns the entire issued share capital of LG Consult EOOD, a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 12574/2006 and having its registered address at 66 Belomorski Prohod Str., Block 2, 1st Floor, App 2, Lozenets Region, Sofia, Republic of Bulgaria ("LGC"); and LGC owns 88.7% of the share capital of Ring-SV AD, a joint stock company organized and existing under the laws of the Republic of Bulgaria with registration number 7774/1997 and having its registered address at 27 Tsarigradsko Shosse Blvd., Sredets Region, Sofia, Republic of Bulgaria ("Ring TV").

(C)
All of the assets, contracts, licences (including the TV2 Group Licences (as defined below)) and other arrangements necessary for the carrying on of the TV2 Group Business (as defined below) that are held or conducted by Technosteel (as defined below), Torn M (as defined below), Inter-mashineks (as defined below) and Max Channel (as defined below) listed in Schedule 8 have been transferred to Top Tone BG (in respect of TV2 Business (as defined below)) or LGC (in respect of LGC Business (as defined below)) from the relevant entities on or prior to the Execution Date (as defined below).

(D)	The Seller wishes to sell and CME ME wishes to acquire the TV2 Group Business in consideration of the Purchase Price (as defined below), subject to the terms and conditions contained herein.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Terms not otherwise defined herein shall, unless the context requires otherwise, bear the meanings ascribed thereto in the Shareholders Agreement; and

"Accounts Date"	means March 31, 2008;

"Adjustment Statement"	means the First Adjustment Statement or the Second Adjustment Statement, as the case may be;

"Advertising Agreement"	means the cooperation agreement relating to the sale of commercial inventory among TV2, Ring TV and "Piero97 MA" AD in the Agreed Form;

"Affiliate"	of a person means any person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person;

"Agreed Form"
means, in relation to a document, the form of that document which has been initialled for the purposes of identification only by CME ME and the Seller with such alterations as may be agreed from time to time between the Parties for any reason, including to take account of any changes between the Execution Date and the First Closing Date or the Second Closing Date as the case may be;

"Amended LGC Foundation Act"	means the amended foundation act of LGC in the Agreed Form;

"Amended Ring TV By-Laws "	means the amended by-laws of Ring TV in the Agreed Form;

"Amended Top Tone Media Articles"	means the amended memorandum and articles of association of Top Tone Media in the Agreed Form;

"Amended Top Tone G Foundation Act"	means the amended foundation act of Top Tone BG in the Agreed Form;

"Amended Zopal Articles"	means the amended memorandum and articles of association of Zopal in the Agreed Form;

"Amended TV2 Foundation Act"	means the amended foundation act of TV2 in the Agreed Form;

"BGN "	means the official currency for the time being of the Republic of Bulgaria;

"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in Sofia, New York and London (other than solely for services via the internet);

"CEM"	means the Council on Electronic Media of the Republic of Bulgaria;

"Central Special Pledges Registry"
means the Central Special Pledges Registry with the Ministry of Justice of the Republic of Bulgaria established pursuant to the Law on Registered Pledges published in the State Gazette issue No. 100 of November 22, 1996 as subsequently amended and supplemented;

"Claim"
means any claims, rights, actions or proceedings of any nature, contingent or actual, known or unknown, including any appeals in such proceedings, whether asserted or not, which a person has, could have had, or in the future could have against any person or any of its subsidiaries and Affiliates or current or former shareholders, relating in any way to the assets, ownership structure or other affairs of such person or any of its subsidiaries or current or former shareholders and Affiliates;

"Closing"	means the completion of the sale and purchase of the TV2 Group Business as described in Clause 4;

"Closing Indebtedness"	means the TV2 Closing Indebtedness or the LGC Closing Indebtedness as the case may be;

"Closing Payment"	means the First Closing Payment or the Second Closing Payment as the case may be;

"Closing Statement"	means the First Closing Statement or the Second Closing Statement as the case may be;

"Closing Working Capital Amount"	means the TV2 Closing Working Capital Amount or the LGC Closing Working Capital Amount as the case may be;

"Commercial Registry"
means the Commercial Registry with the Registration Agency of the Republic of Bulgaria, established pursuant to the Law on the Commercial Registry published in the State Gazette issue No. 34 of April 25, 2006 as subsequently amended and supplemented;

"Consultancy Deed"	means the consultancy deed in the Agreed Form;

"Control"
means the power to direct or cause the direction of the management or policy of any person, directly or indirectly, through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, and "Controlling" and "Controlled" shall have the correlative meanings proceeding from this term.

"CRC"	means the Communications Regulation Commission of the Republic of Bulgaria;

"Data Protection Legislation"	means all laws applicable in Luxembourg concerning the protection and/or processing of personal data;

"Draft Adjustment Statements"	means the Draft First Adjustment Statement or the Draft Second Adjustment Statement as the case may be;

"Draft First Adjustment Statement"	has the meaning set forth in Clause 1 of Schedule 3;

"Draft Second Adjustment Statement"	has the meaning set forth in Clause 2 of Schedule 3;

"Encumbrances"
means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party right, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Equip"
means Equip Limited, a BVI Business company organized under the laws of the British Virgin Islands with registered number 1415526 and having its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands, which owns 309 shares in Top Tone Media (representing approximately 10% of its issued share capital);

"Estimated LGC Indebtedness"	means the amount estimated in good faith and certified by the Seller in the Second Closing Statement as being the amount of Indebtedness of LGC and its subsidiaries as at the Second Closing Date;

"Estimated LGC Working Capital Amount"
means the amount estimated in good faith in the format set forth in Schedule 12 hereto and certified by the Seller in the Second Closing Statement as being the amount of working capital of the LGC Business as at the Second Closing Date;

"Estimated LGC Working Capital Deficit Amount"	means the Target LGC Working Capital Amount minus the Estimated LGC Working Capital Amount;

"Estimated TV2 Indebtedness"	means the amount estimated in good faith and certified by the Seller in the First Closing Statement as being the amount of Indebtedness of TV2 and its subsidiaries as at the First Closing Date;

"Estimated TV2 Working Capital Amount"
means the amount estimated in good faith in the format set forth in Schedule 12 hereto and certified by the Seller in the First Closing Statement as being the amount of working capital of the TV2 Business as at the First Closing Date;

"Estimated TV2 Working Capital Deficit Amount"	means the Target TV2 Working Capital Amount minus the Estimated TV2 Working Capital Amount;

"EUR"	means the legal currency for the time being of the European Union;

"Execution Date"	means the date hereof;

"Existing Dispute"	has the meaning set forth in Clause 24.3;

"First Adjustment Statement"	means the statement setting out the TV2 Closing Working Capital Amount and TV2 Closing Indebtedness as agreed or determined in accordance with Schedule 3;

"First Closing"	means the completion of the sale and purchase of the Top Tone Media Shares in accordance with Clauses 3 and 4;

"First Closing Date"	has the meaning set forth in Clause 4.2.1;

"First Closing Payment"	has the meaning set forth in Clause 2.3.1;

"First Closing Statement"	means the statement prepared by the Seller setting out the Estimated TV2 Working Capital Amount, the Estimated TV2 Working Capital Deficit Amount and the Estimated TV2 Indebtedness;

"IFRS"	means the International Financial Reporting Standards;

"Indebtedness"
means (i) any obligation (whether incurred as principal or surety) for the payment or the repayment of money, whether present or future, actual or contingent, (including any bank overdraft balances, notes, loan stock, debentures, bonds, capital leases, guarantees, credit lines, letters of credit, bankers' acceptances, outstanding amounts raised by acceptances under an acceptance credit or bills facility opened by a bank or acceptance house, commercial paper or other debt instruments, any overdraft, interest or accrued discount on the foregoing items and also any interim dividend or distribution which has been declared but not paid by the relevant person and other instruments evidencing indebtedness) of the relevant member of the TV2 Group Business, (ii) any amount payable by the relevant member of the TV2 Group Business in respect of the transfer of any asset set forth in Schedule 8, and (iii) any financing lease (and shall, for the avoidance of doubt, include any item identified as "Indebtedness" in Schedule 12), but excluding other ordinary trade credit and acceptances of trade bills in respect of purchases in the ordinary course of trading;

"Indemnity Claim"	means any Claim by any Protected Party pursuant to the indemnities in Clause 10;

"Inter-mashineks"
means Inter-mashineks OOD, a limited liability company organized under the laws of the Republic of Bulgaria with registration number 121072032 and its registered address at 40 Alexander Stamboliiski Blv., Vazrazhdane Region, Sofia, Republic of Bulgaria;

"LGC"	has the meaning given thereto in the Recitals;

"LGC Accounts"	means the unaudited financial statements of LGC and its subsidiaries for the financial period ended December 31, 2007 and the Accounts Date;

"LGC Business"
means the broadcasting operations of Ring TV, Max TV, Radio Mila (as such operations may be rebranded from time to time) and such other broadcasters and related businesses owned or operated by LGC from time to time;

"LGC Closing Indebtedness"	means the amount of the Indebtedness of LGC and its subsidiaries as at the Second Closing Date, as agreed or determined in accordance with Schedule 3 and set out in the Second Adjustment Statement;

"LGC Closing Working Capital Amount"	means the amount of working capital of the LGC Business as at the Second Closing Date, as agreed or determined in accordance with Schedule 3 and set out in the Second Adjustment Statement;

"LGC Closing Working Capital Deficit Amount"	means the Target LGC Working Capital Amount minus the LGC Closing Working Capital Amount;

"LGC Licences"	means all licenses, permits and authorisations required for lawfully carrying out the LGC Business, including Mila Program Licenses, Max Channel Broadcasting Licenses and Mila Broadcasting Licenses;

"Longstop Date"	means 31 August 2008, or such later date as the Parties may agree in writing;

"Losses"	has the meaning provided in Clause 10.1;

"Material Adverse Effect"	means an effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations, financial condition or prospects of the TV2 Group Business;

"Max Channel"
means Max Channel AD, a joint stock company organized under the laws of the Republic of Bulgaria with registration number 9375/1995 and having its registered address at 26 The 170th Str., Izgrev Region, Sofia, Republic of Bulgaria;

"Max Channel Broadcasting Licenses"	means items 5 and 6 listed in Schedule 9;

"Mila Broadcasting Licenses"	means items 3 and 4 listed in Schedule 9;

"Mila Program Licenses"	means item 2 listed in Schedule 9 to this Agreement;

"Party" or "Parties"	means a party and collectively the parties to this Agreement;

"Protected Party"	means any Purchaser Protected Party or Seller Protected Party;

"Purchase Price"	has the meaning set forth in Clause 2.2;

"Purchaser Protected Parties"	has the meaning set forth in Clause 10.1;

"Recalculation Statement"	has the meaning set forth in Clause 3 of Schedule 3;

"Related Dispute"	has the meaning set forth in Clause 24.3;

"Related Party Agreements"	means the agreements with Affiliates listed in Schedule 10;

"Retention Amount"	means an amount in cash equal to US$ 4.5 million;

"Ring TV"	has the meaning set forth in the Recitals;

"Ring TV Finance Lease"	has the meaning given to it in Clause 3.2.6;

"Ring TV Share Pledge"	has the meaning given to it in Clause 3.2.5;

"Ring TV Special Pledge 1"	has the meaning given to it in Clause 3.2.6;

"Ring TV Special Pledge 2"	has the meaning given to it in Clause 3.2.6;

"Sale Shares"	means the Top Tone Media Shares and the Zopal Shares;

"Second Adjustment Statement"	means the statement setting out the LGC Closing Working Capital Amount and the LGC Closing Indebtedness as agreed or determined in accordance with Schedule 3;

"Second Closing"	means the completion of the sale and purchase of the Zopal Shares in accordance with Clauses 3 and 4;

"Second Closing Date"	has the meaning set forth in Clause 4.2.2;

"Second Closing Statement"	means the statement prepared by the Seller setting out the Estimated LGC Working Capital Amount, the Estimated LGC Working Capital Deficit Amount and the Estimated LGC Indebtedness;

"Second Closing Payment"	has the meaning set forth in Clause 2.3.2;

"Seller Protected Parties"	has the meaning set forth in Clause 10.3;

"Shareholders Agreement"	means the TV2 Shareholders Agreement among CME ME, Equip and the Seller substantially in the form set out in Schedule 2;

"Target LGC Working Capital Amount"	means EUR 250,000;

"Target TV2 Working Capital Amount"	means EUR 250,000;

"Tax" or "Taxes"
means any or all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any governmental authority or agency in any jurisdiction, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, social and health insurance contributions, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, withholding taxes, securing taxes, transfer taxes and other governmental charges or obligations of the same or of a similar nature to any of the foregoing which are required to be paid, withheld or collected, and shall specifically include any mandatory payments to the Council on Electronic Media and the Communications Regulatory Commission;

"Technosteel"
means Technosteel EOOD, a limited liability company organized under the laws of the Republic of Bulgaria with Unified Identification Code 131300840 and its registered address at Tsar Boris III blvd., Block 137, Entrance A, Kranso Selo Region, Sofia, Republic of Bulgaria;

"Television Business"
means any business that is similar to the TV2 Group Business or the principal aspects thereof, including the purchase or sale of television advertising, the purchase or sale of programming and related rights, the production or distribution of television programming, broadcasting of television programs by any platform (including terrestrial broadcast, digital terrestrial television, cablecast, DSL or other telephony network-based delivery systems, satellite and pay-per-view), and the promotion or management of talent and related rights;

"Terminated Agreements"	means the agreements listed in Schedule 11 to be terminated, on terms reasonably satisfactory to CME ME, on or prior to the First Closing;

"Third Party Claim"	means any Claim against any Protected Party by any person other than a Party to this Agreement;

"Top Tone Media"	has the meaning given thereto in the Recitals;

"Top Tone Media Shares"
means 2480 issued shares (of 3100 shares representing the total issued share capital) with a par value of EUR 10 each in the share capital of Top Tone Media representing 80% of the issued and to be issued share capital of Top Tone Media as at the First Closing Date;

"Torn M"
means Torn M EOOD, a Bulgarian sole owner limited liability company organized under the laws of the Republic of Bulgaria registered with the Commercial registry under Uniform Identification Code 175002557, having its registered seat and address at 18 Pencho Slaveikov Blvd., entr. D, Sofia 1606, Krasno, Selo region, Sofia, Bulgaria;

"Transaction"	means the transaction set out in Clause 2;

"Transaction Documents"	means this Agreement, the Shareholders Agreement, the Advertising Agreement and the Consultancy Deed;

"Top Tone BG"	has the meaning given thereto in the Recitals;

"TV2"	has the meaning given thereto in the Recitals;

"TV2 Accounts"	means the unaudited financial statements of TV2 and its subsidiaries for the financial period ended December 31, 2007 and the Accounts Date;

"TV2 Broadcasting Licenses"	means the items 8 to 34 listed in Schedule 9;

"TV2 Business"
means the broadcasting operations of TV2 (as such operations may be rebranded from time to time) and such other broadcasters and related businesses owned or operated by TV2 and/or its subsidiaries  or other entities over which it exercises management control from time to time;

"TV2 Closing Indebtedness"	means the amount of the Indebtedness of TV2 and its subsidiaries as at the First Closing Date, as agreed or determined in accordance with Schedule 3 and set out in the First Adjustment Statement;

"TV2 Closing Working Capital Amount"	means the amount of working capital of the TV2 Business as at the First Closing Date, as agreed or determined in accordance with Schedule 3 and set out in the First Adjustment Statement;

"TV2 Closing Working Capital Deficit Amount"	means the Target TV2 Working Capital Amount minus the TV2 Closing Working Capital Amount;

"TV2 Group Business"	means the TV2 Business and the LGC Business;

"TV2 Group Licences"	means the TV2 Licences and the LGC Licences;

"TV2 Licences"	means all licenses, permits and authorisations required for lawfully carrying on the TV2 Business, including TV2 Broadcasting Licenses and the TV2 Program License;

"TV2 Program License"	means item 1 listed in Schedule 9 to this Agreement;

"TV2 Special Pledge"	has the meaning given to it in Clause 3.1.5;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America;

"Warranties"	means the representations and warranties contained in Clause 6 and each statement identified as a representation and warranty in any other Transaction Document;

"Working Hours"	means the hours of 9:00 a.m. to 5:00 p.m. on a Business Day;

"Zopal"	has the meaning given thereto in the Recitals; and

"Zopal Shares"
means 80 issued shares (of 100 shares representing the total issued share capital) with a par value of EUR 310 each in the share capital of Zopal representing 80% of the issued and to be issued share capital of Zopal as at the Second Closing Date.

1.2	In construing this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Schedules are to Clauses of, and schedules to, this Agreement;

1.2.2
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.4
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

1.2.5	references to time are to Greenwich Mean Time;

1.2.6
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

1.2.7	headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

1.2.8	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.9	the words "include", "includes", "including" and "in particular" shall be deemed in each case to be followed by the words "without limitation"; and

1.2.10	references to a "Party" or the "Parties" shall be construed as to include each of its permitted successors and permitted assignees.

1.3	The Schedules form an integral part of this Agreement and any reference to this Agreement shall include the Schedules.

1.4	The Parties:

1.4.1
have agreed on certain commercial and legal matters that are to be included in the other Transaction Documents.  To the extent agreed, those matters are specified on the relevant Schedule attached to this Agreement as of the Execution Date; and

1.4.2	intend to negotiate in good faith and agree on the final forms of the other Transaction Documents as soon as reasonably possible.

2.	Transaction and Determination of Purchase Price

2.1
Subject to the terms and conditions herein, including the satisfaction of the conditions set out in Clause 3, the Seller agrees to sell and CME ME (relying on, amongst other things, the Warranties and undertakings in this Agreement) agrees to purchase the Top Tone Media Shares and Zopal Shares free from all Encumbrances and together with all rights and entitlements now or hereafter attaching to the Sale Shares.

2.2
The aggregate consideration payable for the purchase of the Sale Shares shall be an amount equal to US$ 172,000,000 as adjusted in accordance with Clauses 2.3 and 2.4 (as so adjusted, the "Purchase Price")  and shall be payable by CME ME to the Seller in the proportions and on the dates set forth in Clause 2.3.

2.3	On:

2.3.1
the First Closing CME ME shall pay to the Seller an amount in cash equal to US$ 148,000,000 minus the Estimated TV2 Working Capital Deficit Amount (which shall be expressed as a positive number in the event that the Estimated TV2 Working Capital Amount is less than the Target TV2 Working Capital Amount) minus the Estimated TV2 Indebtedness minus the Retention Amount (the "First Closing Payment"); and

2.3.2
the Second Closing CME ME shall pay to the Seller an amount in cash equal to US$ 24,000,000 minus the Estimated LGC Working Capital Deficit Amount (which shall be expressed as a positive number in the event that the Estimated LGC Working Capital Amount is less than the Target LGC Working Capital Amount) minus the Estimated LGC Indebtedness (the "Second Closing Payment").

2.4	Following:

2.4.1	the First Closing Date, the First Closing Payment shall be adjusted in accordance with Schedule 5; and

2.4.2	the Second Closing Date, the Second Closing Payment shall be adjusted in accordance with Schedule 5.

2.5
The Closing Payments shall be made in immediately available funds to the accounts of the Seller notified to CME ME not less than five Business Days prior to the First Closing Date or the Second Closing Date, as the case may be.

3.	Conditions to Obligations at Closings

3.1	The First Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Longstop Date:

3.1.1	TV2, Ring TV and "Piero97 MA" AD shall have entered into the Advertising Agreement;

3.1.2
Technosteel and Torn M shall have transferred title to all assets related to the TV2 Business identified in the invoices and acceptances and delivery protocols and novation contracts listed in Schedule 8 to Top Tone BG, or to TV2, and shall have released Top Tone BG and TV2, as the case may be, from any liabilities in connection therewith (other than payment in respect thereof), shall have assigned or novated, as the case may be, all contracts related to the TV2 Business listed in Schedule 8 to Top Tone BG and shall have evidenced the same in a form reasonably satisfactory to CME ME;

3.1.3	the Terminated Agreements listed in Section A of Schedule 11 shall have been duly terminated by the parties thereto on terms reasonably satisfactory to CME ME;

3.1.4	the CEM and the CRC shall have granted permission for the transfer of the TV2 Broadcasting Licenses from Technosteel to Top Tone BG;

3.1.5
TV2 shall have requested Unicredit BulBank (formerly known as Biochim AD) to (i) release the special pledge over bank account receivables executed by TV2 registered with the Central Special Pledges Registry with registration number 2003062000490 ("TV2 Special Pledge") and (ii) de-register the TV2 Special Pledge from the Central Special Pledges Registry and the Seller shall have provided CME ME with a copy of such release and an up-to-date certificate issued by the Central Special Pledges Registry showing that no special pledge is registered against TV2 or, in the event that such release and certificate are not available, a copy of the request and all correspondence from Unicredit BulBank (formerly known as Biochim AD) in respect of such request;

3.1.6	the parties thereto shall have entered into the Shareholders Agreement;

3.1.7	the parties thereto shall have entered into the Consultancy Deed;

3.1.8	the 1 share in Top Tone Media held by Francis Nicholas Hoogewerf shall have been duly transferred to the Seller or Equip;

3.1.9	the Seller shall have delivered or procured the delivery of all issued share certificates of Top Tone Media to Top Tone Media for cancellation;

3.1.10
the accounts of Top Tone Media for the financial year ended 31 December 2007 shall have been approved in a general meeting of Top Tone Media and shall have been filed with the Luxembourg Register of Commerce and Companies in accordance with Luxembourg Law;

3.1.11
the Seller and its Affiliates shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Seller or its Affiliates on or prior to the First Closing Date or the Second Closing Date as the case may be;

3.1.12
the Warranties given by the Seller shall be true and accurate in all material respects as of the relevant Closing Date, or, if not true, shall have been remedied to the reasonable satisfaction of  CME ME;

3.1.13
there shall not be any injunction, decision, order or decree of any nature of any court or governmental entity, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Transaction;

3.1.14
there shall not have been any action, or any statute, law or regulation enacted, by any governmental authority which would cause any Party to be unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction; and

3.1.15	no event or circumstance, individually or in the aggregate, shall have occurred since the Execution Date that has or is reasonably likely to have a Material Adverse Effect.

3.2	The Second Closing is conditional on the satisfaction or waiver of all of the following conditions on or prior the Longstop Date and the occurrence of the First Closing as contemplated hereby:

3.2.1
Inter-mashineks and Max Channel shall have transferred title to all assets related to the LGC Business identified in the sale and purchase agreements, invoices and acceptances and delivery protocols listed in Schedule 8 to LGC, shall have released LGC from any liabilities in connection therewith (other than payment in respect thereof), shall have assigned or novated, as the case may be, all contracts related to the LGC Business listed in Schedule 8 to LGC and shall have certified the same in a form reasonably satisfactory to CME ME;

3.2.2	the CEM and the CRC shall have granted permission for the transfer of the Max Channel Broadcasting Licenses from Max Channel to LGC;

3.2.3	the CEM and the CRC shall have granted permission for the transfer of the Mila Broadcasting Licenses from Inter-mashineks to LGC;

3.2.4	the Terminated Agreements listed in Section B of Schedule 11 shall have been duly terminated by the parties thereto on terms reasonably satisfactory to CME ME;

3.2.5	Ring TV shall have requested Raiffeisen Bank Bulgaria to release the pledge over the shares of Ring TV ("Ring TV Share Pledge") and the Seller shall have provided CME ME with:

(i)	a copy of a statement issued by Raiffeisen Bank Bulgaria confirming such releases;

(ii)
a protocol evidencing the return by Raiffeisen Bank Bulgaria of the pledged interim share certificates and/or a protocol issued by the board of directors of Ring TV evidencing that the pledged interim share certificates have been cancelled and replaced with newly issued interim share certificates; and

(iii)	an up-to-date book of shareholders of Ring TV showing that the Ring TV Share Pledge has been duly de-registered;

or if such documents are not available, copies of such request and all correspondence from Raiffeisen Bank Bulgaria in respect of such request;

3.2.6
Ring TV shall have requested Raiffeisen Bank Bulgaria to (i) release the following special pledges, pledge and financial lease agreement and (ii) de-register them from the Central Special Pledges Registry:

(i)
a special pledge over motor vehicles, office and telecom equipment registered with the Central Special Pledges Registry initially under No 2003122301701 and subsequently under No 2004013000530 ("Ring TV Special Pledge 1");

(ii)
a special pledge over present and future receivables and bank account receivables registered with the Central Special Pledges Registry initially under No 2004032301056 and subsequently under No 2004082701065  ("Ring TV Special Pledge 2"); and

(iii)	a financial lease agreement in respect of computer and video equipment registered with the Central Special Pledges Registry under No 2004082400287 ("Ring TV Finance Lease");

and the Seller shall have provided CME ME with copies of such releases and an up-to-date certificate issued by the Central Special Pledges Registry showing that no special pledge, pledge or financial lease agreement is registered against Ring TV or if such releases and certificates are not available, copies of such requests and all correspondence from Raiffeisen Bank Bulgaria in respect of such requests;

3.2.7	the 1 share in Zopal held by Francis Nicholas Hoogewerf shall have been duly transferred to the Seller;

3.2.8	the Seller shall have delivered or procured the delivery of all issued share certificates of Zopal to Zopal for cancellation;

3.2.9	the share capital of Zopal shall have been fully paid up;

3.2.10
the Seller and its Affiliates shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any of the Transaction Documents to be performed or complied with by the Seller or its Affiliates on or prior to the First Closing Date or the Second Closing Date as the case may be;

3.2.11
the Warranties given by the Seller shall be true and accurate in all material respects as of the relevant Closing Date, or, if not true, shall have been remedied to the reasonable satisfaction of CME ME;

3.2.12
there shall not be any injunction, decision, order or decree of any nature of any court or governmental entity, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Transaction;

3.2.13
there shall not have been any action, or any statute, law or regulation enacted, by any governmental authority which would cause any Party to be unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction; and

3.2.14	no event or circumstance, individually or in the aggregate, shall have occurred since the Execution Date that has or is reasonably likely to have a Material Adverse Effect.

3.3	CME ME may at any time waive, in whole or in part, conditionally or unconditionally, any condition set out in Clause 3.1 and Clause 3.2 above by notice in writing to the Seller.

3.4	The Seller shall keep CME ME fully informed and up to date with respect to its progress toward the satisfaction of the conditions to the relevant Closing.

3.5
On the satisfaction or, if appropriate, waiver of all of the conditions set out in Clause 3, the Parties shall agree on a time and place for the First Closing and the Second Closing as the case may be.

3.6
The Seller shall use all reasonable endeavours to satisfy the conditions set out in Clause 3.1 but in the event that the Seller becomes aware that it will not be able to satisfy the conditions set out in Clause 3.1 on or before the Longstop Date, the Seller shall promptly, and in any event not less than 3 Business Days before the Longstop Date, give written notice to CME ME of its inability to satisfy such conditions.

3.7
If any condition specified in Clause 3.1 is not satisfied (or has not been waived by CME ME) on or before the Longstop Date, this Agreement shall, unless otherwise agreed by the Parties in writing, terminate and the provisions of Clause 9 shall apply.

4.	Closing

4.1
Each of the First Closing and the Second Closing shall take place in Sofia, Bulgaria at the offices of Djingov, Gouginski, Kyucthukov & Velichkov, or at such other location as agreed by the Parties following the satisfaction or waiver of the conditions set out in Clause 3.

4.2	The Parties shall cause:

4.2.1	the First Closing to occur promptly after the date on which the conditions in Clause 3.1 have been satisfied or waived (the "First Closing Date"); and

4.2.2	the Second Closing to occur on or after the First Closing Date promptly after the date on which the conditions set out in Clause 3.2 have been satisfied or waived (the "Second Closing Date").

4.3	CME ME shall have no obligation:

4.3.1	to pay the First Closing Payment until all conditions to the First Closing have been satisfied or waived; or

4.3.2	to pay the Second Closing Payment until all the conditions to the Second Closing have been satisfied or waived.

4.4	The Seller shall deliver the First Closing Statement and the Second Closing Statement to CME ME at least 3 Business Days prior to the First Closing and the Second Closing respectively.

4.5	On or before the First Closing Date, the Seller shall:

4.5.1
deliver or shall procure the delivery to CME ME of (i) transfers in respect of the Top Tone Media Shares duly executed and completed in favour of CME ME (ii) any and all duly executed powers of attorney or other authorities under which any of the transfers have been executed, and (iii) certified copies of the minutes recording the resolution of the board of directors of the Seller authorising the sale of the Top Tone Media Shares and the execution of the transfers in respect of them;

4.5.2
deliver or shall procure the delivery to CME ME of a certified copy of the updated shareholders register of Top Tone Media showing that CME ME has been duly registered as the holder of the Top Tone Media Shares and either the Seller or Equip has been duly registered as the holder of the share formerly held by Francis Nicholas Hoogewerf;

4.5.3
deliver or shall procure the delivery to CME ME of a letter sent to the Top Tone Media notifying the Luxembourg Register of Commerce and Companies of the transfer of the Top Tone Media Shares from the Seller to CME ME;

4.5.4
deliver or shall procure the delivery to CME ME of a closing certificate in the form attached hereto in Schedule 6 and, if reasonably requested by CME ME, other confirmations of the satisfaction of the conditions set out in Clause 3.1;

4.5.5	deliver or shall procure the delivery to CME ME of the Advertising Agreement duly executed by "Piero97 MA" AD, TV2 and Ring TV;

4.5.6
deliver or shall procure the delivery to CME ME of the sale-purchase, assignment or novation agreements and the delivery and acceptance protocols in respect of the transfer of all assets listed in Schedule 8 duly signed by Technosteel or Torn M as transferor and Top Tone BG or TV2 as transferee;

4.5.7
deliver or shall procure the delivery to CME ME of evidence showing that the contracts listed in Schedule 8 have duly assigned or novated from Technosteel or Torn M to Top Tone BG on terms reasonably satisfactory to CME ME;

4.5.8
deliver or shall procure the delivery to CME ME of evidence showing that the Terminated Agreements listed in Section A of Schedule 11 have been duly terminated by the parties thereto on terms reasonably satisfactory to CME ME;

4.5.9	deliver or shall procure the delivery to CME ME of the Shareholders Agreement duly executed by the Seller and Equip;

4.5.10	deliver or shall procure the delivery to CME ME of the TV2 Broadcasting Licenses reissued by CEM and CRC to Top Tone BG as licensee;

4.5.11
deliver or shall procure the delivery to CME ME of an excerpt from the Commercial Registry (or other evidence reasonably satisfactory to CME ME) of ownership of the shares held by Top Tone Media in TV2 and the shares held by TV2 in Top Tone BG;

4.5.12
deliver or shall procure the delivery to CME ME of written resignations of each of the statutory executives listed in Section A of Schedule 7 and marked with an asterisk from their respective offices and as employees to take effect on the First Closing Date, in a form satisfactory to CME ME;

4.5.13	deliver or shall procure the delivery to CME ME of the Consultancy Deed duly executed by the Consultant (as defined in the Consultancy Deed);

4.5.14
deliver or shall procure the delivery to CME ME of evidence reasonably satisfactory to CME ME that the accounts of Top Tone Media for the financial year ended 31 December 2007 have been approved in a general meeting of Top Tone Media and has been filed with the Luxembourg Register of Commerce and Companies in accordance with Luxembourg Law;

4.5.15	deliver or shall procure the delivery to CME ME evidence satisfactory to CME ME that the share capital of Zopal has been fully paid up;

4.5.16	procure that a general meeting of Top Tone Media is called on the First Closing Date at which it is resolved that Top Tone Media shall:

4.5.16.1	adopt the Amended Top Tone Media Articles;

4.5.16.2	approve the resignation of all directors agreed by the Parties and the appointment of directors nominated by CME ME; and

4.5.16.3	any other necessary corporate matters as may be reasonably required by CME ME to be included in the agenda of such meeting; and

4.5.17	procure that Top Tone Media, in its capacity as the sole owner of TV2, shall:

4.5.17.1	adopt the Amended TV2 Foundation Act;

4.5.17.2	approve the release from office of the existing statutory executives designated by CME ME and the appointment of new statutory executives nominated by CME ME;

4.5.17.3	approve the appointment of the members of the supervisory board (supervisory committee); and

4.5.17.4	any other necessary corporate matters as may be reasonably required by CME ME to be resolved by the sole owner.

4.5.18	procure that TV2, in its capacity as the sole owner of Top Tone BG, shall:

4.5.18.1	adopt the Amended Top Tone BG Foundation Act;

4.5.18.2	approve the release from office of the existing statutory executives designated by CME ME and the appointment of new statutory executives nominated by CME ME; and

4.5.18.3	any other necessary corporate matters as may be reasonably required by CME ME to be resolved by the sole owner.

4.6	On or before the Second Closing Date, the Seller shall:

4.6.1
deliver or shall procure the delivery to CME ME of (i) transfers in respect of the Zopal Shares duly executed and completed in favour of CME ME (ii) any and all duly executed powers of attorney or other authorities under which any of the transfers have been executed, and (iii) certified copies of the minutes recording the resolution of the board of directors  of the Seller authorising the sale of the Zopal Shares and the execution of the transfers in respect of them;

4.6.2
deliver or shall procure the delivery to CME ME of a certified copy of the updated shareholders register of Zopal showing that CME ME has been duly registered as the holder of the Zopal Shares and the Seller has been duly registered as the holder of the share formerly held by Francis Nicholas Hoogewerf;

4.6.3
deliver or shall procure the delivery to CME ME of a closing certificate in the form attached hereto in Schedule 6 and, if reasonably requested by CME ME, other confirmations of the satisfaction of the conditions set out in Clause 3.2;

4.6.4
deliver or shall procure the delivery to CME ME of the sale-purchase, assignment or novation agreements and the delivery and acceptance protocols in respect of the transfer of all assets listed in Schedule 8 duly signed by Inter-mashineks or Max Channel as transferor and LGC as transferee;

4.6.5
deliver or shall procure the delivery to CME ME of evidence showing that the contracts set out in Schedule 8 have been duly assigned or novated from Inter-mashineks and Max Channel to LGC on terms reasonably satisfactory to CME ME;

4.6.6
deliver or shall procure the delivery to CME ME of evidence showing that the Terminated Agreements listed in Section B of Schedule 11 have been duly terminated by the parties thereto on terms reasonably satisfactory to CME ME;

4.6.7	deliver or shall procure the delivery to CME ME of the Max Channel Broadcasting Licenses reissued by CEM and CRC to LGC as licensee;

4.6.8	deliver or shall procure the delivery to CME ME of the Mila Broadcasting Licenses reissued by CEM and CRC to LGC as licensee;

4.6.9	deliver or shall procure the delivery to CME ME of an excerpt from the Commercial Registry (or other evidence reasonably satisfactory to CME ME) of ownership of the shares held by Zopal in LGC;

4.6.10
deliver or shall procure the delivery to CME ME of all original share certificates free and clear of any Encumbrances representing the shares held by LGC in Ring TV and the original book of shareholders of Ring TV evidencing the ownership of the shares held by LGC in Ring TV;

4.6.11
deliver or shall procure the delivery to CME ME of written resignations of each of the directors and statutory executives listed in Section B of Schedule 7 and marked with an asterisk from their respective offices and as employees to take effect on the Second Closing Date, in a form satisfactory to CME ME;

4.6.12	procure that a general meeting of Zopal is called on the Second Closing Date at which it is resolved that Zopal shall:

4.6.12.1	adopt the Amended Zopal Articles;

4.6.12.2	approve the resignation of all directors agreed by the Parties and the appointment of directors nominated by CME ME;

4.6.12.3	any other necessary corporate matters as may be reasonably required by CME ME to be included in the agenda of such meeting.

4.6.13	procure that Zopal, in its capacity of the sole owner of LGC, shall:

4.6.13.1	adopt the Amended LGC Foundation Act;

4.6.13.2	approve the release from office of the existing statutory executives designated by CME ME and the appointment of new statutory executives nominated by CME ME; and

4.6.13.3	approve the appointment of the members of the supervisory board (supervisory committee); and

4.6.13.4	any other necessary corporate matters as may be reasonably required by CME ME to be resolved by the sole owner.

4.6.14	procure that a general meeting of the shareholders of Ring TV is duly called and held at which it is resolved that Ring TV shall:

4.6.14.1	adopt the Amended Ring TV By-Laws;

4.6.14.2	approve the release from office of the existing members of the board of directors agreed by the Parties and the appointment of members of the supervisory board agreed by the Parties; and

4.6.14.3	any other necessary corporate matters as may be reasonably required by CME ME to be included in the agenda of such meeting.

4.6.15	procure that a meeting of the newly elected supervisory board of Ring TV is held at which the members of the management board of Ring TV designated by CME ME are appointed;

4.6.16	procure that a meeting of the newly elected management board of Ring TV is held at which the statutory executive designated by CME ME are appointed; and

4.6.17	procure that a meeting of the newly elected supervisory board of Ring TV is held at which the appointment of the statutory executive designated by CME ME is approved.

4.7	On the First Closing Date, CME ME shall:

(a)	pay the First Closing Payment;

(b)	deliver or shall procure the delivery to the Seller of the Consultancy Deed duly executed by CME ME;

(c)	deliver or shall procure the delivery to the Seller of the Shareholders Agreement duly executed by CME ME;

(d)	deliver or shall procure the delivery to the Seller of a closing certificate in the form attached hereto in Schedule 6; and

4.8	On the Second Closing Date, CME ME shall:

(a)	pay the Second Closing Payment;

(b)	deliver or shall procure the delivery to the Seller of a closing certificate in the form attached hereto in Schedule 6; and

5.	Obligations Prior to Closing

5.1	From and including the Execution Date and up to and including the earlier of the Second Closing Date and the Longstop Date, the Seller shall (on its own behalf and on behalf of any Affiliate):

5.1.1	procure that the TV2 Group Business shall be conducted in substantially the same manner as it is currently being conducted, as disclosed to CME ME;

5.1.2
procure that all assets necessary for the operation of the TV2 Group Business, including those assets held by or in the name of Technosteel, Torn M, Inter-mashineks or Max Channel are transferred to the TV2 Business or the LGC Business, as applicable;

5.1.3
take all reasonable steps to preserve and protect the assets necessary for the operation of the TV2 Group Business, including those assets held by or in the name of Technosteel, Torn M, Inter-mashineks or Max Channel and in particular maintain in force all insurance policies in respect thereof;

5.1.4
procure that each of the companies operating the TV2 Group Business comply with all TV2 Group Licenses, will not undertake any action that may constitute a breach of any terms or conditions of any of the TV2 Group Licenses or that may lead to a surrender of any of the TV2 Group Licenses or any other approvals or permits necessary for the operation of the TV2 Group Business;

5.1.5	take all reasonable steps to preserve the validity of all intellectual property rights owned or used by TV2 or LGC (or any of their respective subsidiaries) in the operation of the TV2 Group Business;

5.1.6
take all reasonable steps to actively participate in any public discussions in respect of the drafting of any legislation regarding the implementation of digital terrestrial broadcasting in the Republic of Bulgaria and to pursue any opportunity for the TV2 Group Business to obtain the authorisation to carry out telecommunications activities via digital terrestrial broadcasting;

5.1.7
not dispose of, grant any options over, enter into any agreement with respect to, or otherwise grant any Encumbrance on or over any of the share capital of Top Tone Media, Zopal, TV2, LGC, Top Tone BG or Ring TV;

5.1.8
provide CME ME with full access to such information and personnel as CME ME shall reasonably request in connection with the acquisition of the TV2 Group Business and the transactions contemplated hereby;

5.1.9
procure that the companies operating the TV2 Group Business shall not do any of the items described in Clause 5.2 below without the prior written consent of CME ME, such consent not be unreasonably withheld or delayed;

5.1.10
not cause or do any act or thing, the commission of which would constitute a breach of any Warranty contained herein or which would make any such Warranty inaccurate at the First Closing Date or the Second Closing Date, as applicable;

5.1.11
on becoming aware prior to the First Closing Date or the Second Closing Date of the occurrence of any matter, event or circumstance which would constitute a breach of any of the Warranties hereunder or which would make any of such Warranties inaccurate if they were repeated on the relevant Closing Date, promptly give written notice of such matter, event or circumstance to CME ME before such Closing Date with sufficient details to enable CME ME to assess accurately the impact of such matter, event or circumstance and the Seller shall use its reasonable endeavours to promptly remedy the same; and

5.1.12	to take such other actions as are required in order to consummate the transactions contemplated hereby and to give full effect to this Agreement.

5.2
The Seller shall procure that (a) none of Top Tone Media, TV2 or Top Tone BG during the period from and including the Execution Date up to the First Closing Date; and (b) none of Zopal, LGC or Ring TV during the period from and including the Execution Date up to the Second Closing Date shall, without the prior written consent of CME ME (which consent shall not be unreasonably withheld or delayed), and except as contemplated by this Agreement:

5.2.1	take any action that is likely to have a Material Adverse Effect;

5.2.2	incur any expenditure exceeding US$50,000, or its equivalent in any other currency, per item or US$50,000, or its equivalent in any other currency, in aggregate per calendar month;

5.2.3	enter into any contract or commitment with a value exceeding US$50,000, or its equivalent in any other currency, or any contract or commitment outside the ordinary course of the TV2 Group Business;

5.2.4	enter into any contract or commitment with any Affiliate or any other connected or related person outside the ordinary course of business and/or otherwise than on arm's length terms;

5.2.5	dispose of or grant any option or right of pre-emption in respect of any part of their assets except in the ordinary course of business;

5.2.6	borrow any additional money except on existing bank facilities or make any payments out of or drawings on their bank account(s) (except routine or committed payments);

5.2.7	grant any lease or third party right in respect of any of the assets owned by or on behalf of the TV2 Group Business;

5.2.8	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms except in the ordinary course of business;

5.2.9
grant, issue or redeem any mortgage, share, debenture or other security or give any guarantee or indemnity except in the ordinary course of business in an amount or value not exceeding US$50,000, or its equivalent in any other currency, individually or US$50,000, or its equivalent in any other currency, in the aggregate;

5.2.10
make any material change in the terms and conditions of employment or pension or other benefits of its employees (other then those which would be consistent with past practices required by law, collective bargaining agreements and those made pursuant to any annual salary review, such review being consistent with past practices) or terminate the employment of any of the employees (except for cause or pursuant to any Transaction Document);

5.2.11	declare, make or pay any dividend or other distribution;

5.2.12	create, issue, purchase or redeem any class of share or loan capital;

5.2.13	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertakings;

5.2.14	make any material strategic decision with regard to changing pricing levels, marketing position or marketing strategy; or

5.2.15
save only as may be necessary to give effect to this Agreement or to the extent CME ME has consented or agreed, cause or do any act or thing the commission of which would constitute a breach of any of the Warranties herein or which would make any of such Warranties inaccurate if they were repeated on the relevant Closing Date.

6.	Representations and Warranties

6.1
CME ME represents and warrants to the Seller and the Seller represents and warrants to CME ME as of the Execution Date and as of the First Closing Date and as of the Second Closing Date that each of the statements set forth below is true, accurate and not misleading as at that date:

6.1.1
it is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation. It has the full power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate or cause to be consummated the transactions contemplated hereby and thereby;

6.1.2
the execution, delivery and performance of this Agreement or the other Transaction Documents to which it or one of its Affiliates is or may be a party and the consummation of the transactions contemplated hereby or thereby will not violate any provision of and will not result in the breach of the terms of:

(a)	any applicable law, rule or regulation of any court or governmental authority applicable to it or any such Affiliate or any provision of its or their constitutive documents; or

(b)	any contract, indenture, agreement or commitment to which it or any such Affiliate is a party or is bound or by which any of its or their material assets is affected; and

6.1.3
the execution, delivery and performance of this Agreement and the other Transaction Documents to which it or one of its Affiliates is or may be a party and the consummation of the transactions contemplated hereby or thereby will not require any consent of any governmental or regulatory authority under any provision of law.

6.2
The Seller hereby represents and warrants to CME ME as of the Execution Date and as of the First Closing Date (with respect to matters relating to Top Tone Media or its subsidiaries or its or their businesses) and the Second Closing Date (with respect to matters relating to Zopal or its subsidiaries or its or their businesses) that:

6.2.1	the Seller has the exclusive and unrestricted right to sell the TV2 Group Business to CME ME on the terms set out in this Agreement;

6.2.2	the Seller is entitled to sell and transfer to CME ME the full legal and beneficial ownership of the Sale Shares on the terms of this Agreement;

6.2.3	the Sale Shares and the other elements of the TV2 Group Business are free from all Encumbrances;

6.2.4
the shareholders registers of Top Tone Media and Zopal are correct and have at all times been properly kept up to date and the Seller is not aware of any notice of any request to correct or rectify any such register;

6.2.5
no person is entitled to receive from Top Tone Media, Zopal or any of their respective subsidiaries any finders fee brokerage or commission in connection with the sale of Sale Shares under this Agreement;

6.2.6
Top Tone Media and Zopal have complied with the provisions of the Luxembourg law on commercial companies and such returns particulars resolutions and other documents required under Luxembourg law to be delivered on behalf of Top Tone Media and Zopal to the Luxembourg Register of Commerce and Companies or to other authorities have been properly made and delivered in due time;

6.2.7
the Seller, Equip, Top Tone Media, Zopal and their respective subsidiaries, have complied with Data Protection Legislation and all regulatory requirements in each jurisdiction in which they conduct their business, including without limitation any anti-money laundering regulations, and no cash or property that any of the Seller, Equip or their respective subsidiaries, officers or directors has paid, will pay or will contribute to the TV2 Group Business has been or shall be derived from any activity that is deemed criminal under any applicable law and no such payment or contribution, to the extent such payment is within the control of the Seller, Equip or their respective subsidiaries, shall cause CME ME or its Affiliates to be in violation of any anti-money laundering regulations;

6.2.8
the Top Tone Media Shares and the Zopal Shares comprise 80% of the allotted and issued share capital of Top Tone Media and Zopal respectively and each such share has been properly and validly allotted and issued and is fully paid;

6.2.9
there are no outstanding agreements, arrangements or other understandings (whether by contract or otherwise) with any third parties granting them the right to acquire any of the Sale Shares, or options, warrants, commitments, rights of first refusal, conversion rights or other rights of any kind held by or granted to anyone to acquire any participation interests or any other interests in or assets of the TV2 Group Business;

6.2.10
except the interests disclosed in writing to CME ME on the Execution Date, neither the Seller nor its Affiliates have any other direct or indirect ownership interest or participation rights in or any arrangements for the provision of services in respect of any Television Business in the Republic of Bulgaria;

6.2.11
neither the Seller nor any of its Affiliates have any direct or indirect interest (other than the Sale Shares) in any tangible or intangible asset or property used in the TV2 Group Business other than:

(a)	Office of “TV2” EOOD at 10 Oborishte street leased from “Golf club” EOOD.

(b)	Office and TV Studios of “Ring SV” AD at 47 “Cherni vrah” boulevard leased from “Geo advisers” EOOD.

(c)	List of assets:

Cars	(Registration number)
AUDI A6	C 5375 XX
Volkswagen Touareg	CA 5796 MM
Skoda Fabia	CA 1360 MM
Skoda Fabia	CA 1362 MM
Dacia Logan	CA 3121 MM
Dacia Logan	CA 3120 MM
Furniture
Director's chair – leather

6.2.12	since the Accounts Date:

(a)
Top Tone Media's business, Zopal's businesses, the TV2 Business and the LGC Business have been carried on in the ordinary course and maintained as a going concern and no event or circumstance has occurred or is likely to occur that would constitute a Material Adverse Effect;

(b)
none of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than assets acquired pursuant to those transfers and novations in Schedule 8;

(c)	none of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV has terminated or introduced material changes to the terms of any material contract other than the Terminated Agreements;

(d)	none of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV has incurred or agreed to incur a commitment or commitments involving material capital expenditure; and

(e)	none of Top Tone Media, Zopal, TV2, Top Tone BG, LGC or Ring TV has received any claim, suit or proceedings from any governmental regulatory or administrative authority;

6.2.13
this Agreement and any schedule, annex, statement, document, certificate or other information furnished to CME ME by or on behalf of the Seller or any of the companies operating the TV2 Group Business in connection with this Agreement or any of the transactions contemplated hereby are true and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading and all subjective assessments have been made in good faith after careful consideration of the information upon which such assessments have been made;

6.2.14
the assets of the TV2 Group Business constitute and on the relevant Closing Dates will constitute all of the assets and services that are necessary to permit the business of the TV2 Group Business to be conducted by CME ME in substantially the manner as it has heretofore been conducted;

6.2.15	all TV2 Group Licenses have been validly issued and there is no circumstance or fact which may lead to the suspension, cancellation or revocation of any of the TV2 Group Licenses;

6.2.16
no person is entitled to receive from Top Tone Media, Zopal or any of their respective subsidiaries any fee, brokerage or commission in connection with this Agreement, any other Transaction Document or the Transaction;

6.2.17
no person who has any material business dealings with the TV2 Group Business has notified the Seller or any of its Affiliates of the termination of such dealings and no such dealings would terminate, incur any change in payment or other terms or any actual or contingent liability as a direct or indirect result of the Transaction; and

6.2.18
all information given by the Seller or any of its directors, officers or professional or financial advisers to any of the directors, officers or professional advisers of CME ME in the course of the negotiations leading to this Agreement is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason; and

6.2.19
all information relating to the Seller, Top Tone Media, Zopal and their respective subsidiaries, and the TV2 Group Business which is known or which would on reasonable enquiry be known to the Seller and which would materially affect a buyer for value of shares of the Company has been disclosed to CME ME in writing.

6.3	The Seller hereby represents and warrants to CME ME as of the Execution Date and as of the First Closing Date that:

6.3.1
Top Tone Media has full legal and beneficial ownership of the entire issued share capital of TV2 in the amount of BGN 5,000, divided into 500 shares of BGN 10 each and TV2 has full legal and beneficial ownership of the entire issued share capital of Top Tone BG in the amount of BGN 5,000, divided into 50 shares of BGN 100 each, in each case free from all Encumbrances;

6.3.2
Top Tone Media is a public limited liability company (société anonyme) duly organized and existing under the laws of the Grand-Duchy of Luxembourg registered with the Luxembourg Register of Commerce and Companies under number B 124257 and having its registered address at L-1118, rue Aldringen 19, Luxembourg. TV2 is a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 121853910 and having its registered address at 2 Tsanko Tserkovski Str., Lozenets Region, 1407 Sofia, Republic of Bulgaria. Top Tone BG is a limited liability company organized and existing under the laws of the Republic of Bulgaria with registration number 175413380 and having its registered address at 17 Voyvodina Mogila Str., Ovcha Kupel Region, Sofia, Republic of Bulgaria;

6.3.3	the information on Top Tone Media set out in Schedule 1 is true, complete and not misleading in any material respect;

6.3.4
each of Top Tone Media, TV2 and Top Tone BG has performed its activities in compliance with applicable law and its respective foundation act and has duly made all necessary registrations with the Commercial Registry;

6.3.5
none of Top Tone Media, TV2 or Top Tone BG is insolvent or over-indebted and no filing, application or request has been made or threatened against Top Tone Media, TV2 or Top Tone BG in respect of (i) the commencement of any bankruptcy, reorganization, restructuring, transformation, bankruptcy administration, liquidation management or similar proceedings, (ii) any merger or voluntary dissolution, or (iii) any spin off or de-merger of any part of Top Tone Media, TV2 or Top Tone BG;

6.3.6
Top Tone Media, TV2 and Top Tone BG have all licenses, permits, registrations and other approvals necessary to enable them to conduct the TV2 Business as currently conducted, including all requisite regulatory approvals and authorisations to carry on the business as a broadcaster and each such license, permit, registration or other approval was when issued and remains valid and the information and documents submitted before the competent regulatory authority for the purposes of granting of any such license, permit, registration or other approval, was true and accurate in all respects, and each such license, permit, registration or other approval is not subject to any unusual or onerous conditions, and neither the Seller nor any of its respective Affiliates is aware of any reason why any such license, permit or other approval may be repealed, withdrawn, not renewed in due course, or materially modified;

6.3.7
Top Tone Media, TV2 and Top Tone BG have duly filed all reports, returns and information required by law or as a condition to their respective licenses, permits or authorisations with the relevant authorities, and Technosteel has duly filed all reports, returns and information required by law or as a condition to its licenses, permits or authorisations with the relevant authorities other than such reports, returns or information in relation to which any failure to file would not have a Material Adverse Effect;

6.3.8
Top Tone Media, TV2, Top Tone BG and Technosteel have duly paid all fees in respect of all of their licenses, permits, registrations and authorisations required by law or as a condition of any license, permit, registration or authorisation;

6.3.9
each of Top Tone Media, TV2, Top Tone BG and Technosteel has been and is in compliance with all laws and regulations (including with respect to their respective corporate status), and the terms of each license, permit, registration or other approval held by it and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any agreement, applicable law, regulatory rule, license, permit or approval;

6.3.10	none of Top Tone Media, TV2 or Top Tone BG has at any time engaged in any business or owned any business or entity other than business related directly to the TV2 Business;

6.3.11
the only subsidiary of Top Tone Media is TV2 and the only subsidiary of TV2 is Top Tone BG and neither Top Tone Media nor TV2 owns any shares, participating interests or similar interests in any entity whatsoever other than TV2 and Top Tone BG, respectively;

6.3.12
the telecommunications networks of Top Tone BG as a whole, as well as each of such networks' components, are in good operating condition and repair, free from any physical defects, including hidden defects, and their technical conditions resulting from their normal wear conform to the effective requirements of applicable law, and they are appropriate and suitable for the purposes for which they are presently used in the TV2 Business;

6.3.13
all of the assets, contracts, licences and other arrangements necessary for carrying on the TV2 Group Business that are held by Technosteel or Torn M have been transferred or assigned to Top Tone BG or TV2 on or prior to the Execution Date and TV2 and Top Tone BG have full title to, leases for, or other valid rights to use all assets required and used for the operation of the TV2 Business;

6.3.14	TV2 and Top Tone BG own and operate the TV2 Business;

6.3.15
all contracts, agreements or similar arrangements (including all advertisement and sponsorship agreements) material to the operation of the TV2 Business to which Top Tone Media, TV2, Top Tone BG or their respective Affiliates are a party or otherwise interested have been disclosed to CME ME, and all such contracts, agreements and arrangements are in full force and effect without any material breach, threatened termination or other similar circumstance;

6.3.16
no agreement or other arrangement to which Top Tone Media, TV2, Top Tone BG or their respective Affiliates is a party is invalid and no other party to any such agreement or arrangement has given notice of its intention to rescind, avoid or terminate, or has sought to repudiate or disclaim that agreement or arrangement;

6.3.17
each of Top Tone Media, TV2 and Top Tone BG has broadcasted and currently broadcasts, by means of online systems or internet, only programmes for which it is duly licensed to carry out such type of transmission;

6.3.18
each of Top Tone Media, TV2 and Top Tone BG has, in accordance with prevailing tax legislation and in accordance with practice and guidelines of the relevant tax authority, (i) timely filed Tax returns that are true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant tax authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate to cover all Tax for which Top Tone Media, TV2 and Top Tone BG were, on the Accounts Date, or may after that date become or have become liable on, or in respect of or by reference to any profit gains, or income (whether deemed or actual) for any period ended on or before the Accounts Date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before the Accounts Date, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis and (iv) properly recorded and kept in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all material non-deductible expenses and tax-exempt income and more generally documentation that they are legally required to hold;

6.3.19
none of Top Tone Media, TV2 or Top Tone BG (i) has any outstanding Tax or similar fiscal liabilities, (ii) is involved in any audit, examination or other similar proceeding with any tax authority, (iii) has received notice that any audits, examinations or other similar proceedings have been commenced or are pending or threatened and (iv) has had any deficiencies for Tax proposed, asserted or assessed against them, other than any examination made in connection with a VAT refund request made in the ordinary course;

6.3.20
each of Top Tone Media, TV2 and Top Tone BG has withheld or collected from each payment made to each of its employees and consultants, the amount of all taxes and social and health security contributions and other charges and liabilities relating to employment required to be withheld or collected therefrom and have paid the same to the proper tax authorities;

6.3.21
the TV2 Accounts (i) have been disclosed to CME ME, (ii) have been prepared in accordance with applicable law and IFRS as applicable in the Republic of Bulgaria, (iii) are complete, true and accurate and (iv) give a true and fair view of the financial condition and results of operations of TV2 as of the relevant date; and the financial statements of Top Tone BG as of the Accounts Date (aa) have been disclosed to CME ME, (bb) have been prepared in accordance with applicable law and IFRS as applicable in the Republic of Bulgaria, (cc) are complete, true and accurate and (dd) give a true and fair view of the financial condition and results of operations of Top Tone BG as of that date;

6.3.22
the TV2 Accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of TV2 as at or on the date of such accounts, and there are no other liabilities of TV2; and Top Tone BG's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Top Tone BG as at or on the date of such accounts, and there are no other liabilities of Top Tone BG;

6.3.23
none of Top Tone Media, TV2 or Top Tone BG has breached any undertakings, covenants or other provisions under any of the finance agreements and arrangements (whether finance leases, operational leases, credit facility agreements, loans or similar agreements or arrangements) to which it is a party or by which it is bound or defaulted or cross-defaulted under any such agreements or arrangements;

6.3.24
all liabilities of Top Tone Media, TV2 or Top Tone BG payable to any governmental authority or agency in respect of any state budget funds due from Top Tone Media, TV2 or Top Tone BG prior to the Execution Date and/or the First Closing Date as the case may be have been fully and timely paid;

6.3.25	none of Top Tone Media, TV2 or Top Tone BG is a guarantor and none of them have provided any security for any indebtedness to any third party;

6.3.26	there are no material liabilities, obligations, contracts or claims in connection with or relating to Top Tone Media, TV2, Top Tone BG or the TV2 Business that have not been disclosed to CME ME;

6.3.27
there are no material claims pending or threatened, before any court, arbitration panel, public administrative authority, institution or any other person against or adversely affecting Top Tone Media, TV2, Top Tone BG or the TV2 Group Business;

6.3.28
all trade marks, service marks, copyright, know-how, rights to use software and all other intellectual property rights which are or are capable of being used in or in relation in any way to the TV2 Business (i) are legally and beneficially owned by Top Tone Media, TV2 or Top Tone BG or used pursuant to a valid licence, (ii) are valid and enforceable, (iii) are duly registered where such registration is required, (iv) are free from all Encumbrances and (v) do not infringe the rights of any third party and no communication has been received by Top Tone Media, TV2 or Top Tone BG from a third party alleging that Top Tone Media, TV2 or Top Tone BG or any of their Affiliates have violated the rights of such third party;

6.3.29	TV2 has not broadcasted any foreign programs that are subject to Art. 125b of the Bulgarian Law on Radio and Television;

6.3.30	none of Top Tone Media, TV2 or Top Tone BG owns any real property;

6.3.31
each of Top Tone Media, TV2 and Top Tone BG has a valid right to use the premises from which it operates pursuant to a valid and binding lease agreement, free from all Encumbrances and each of Top Tone Media, TV2 or Top Tone BG is in compliance with the terms of such lease agreements in all respects and no written claim of any default thereunder has been received by Top Tone Media, TV2 or Top Tone BG (as the case may be) which has not been cured and consummation of the Transaction will not give rise to any right of termination or loss or any rights of use currently enjoyed under such lease agreements;

6.3.32	all rent and other sums and charges payable under such lease agreements have been fully and timely paid;

6.3.33
there is no reason why the existing lease for the office space at 19, rue Aldringen, L-1118 Luxembourg should not be renewed, or a new lease should not be granted, on expiry on terms materially less favourable to Top Tone Media;

6.3.34
the execution, delivery and performance of this Agreement or the other Transaction Documents will not result in the breach of the terms, covenants or restrictions contained in the lease agreement relating to the premises located at 19, rue Aldringen, L-1118 Luxembourg;

6.3.35
none of Top Tone Media, TV2 or Top Tone BG possesses any environmental authorisations, licences or permits nor are any such authorisations, licences or permits required to carry on the TV2 Business in the ordinary course and no proceedings has been initiated, nor are any such proceedings pending or threatened, against Top Tone Media, TV2 or Top Tone BG in connection with a breach of any environmental law or regulation;

6.3.36
other than the Related Party Agreements, there are no unpaid or unsatisfied liabilities or other obligations of Top Tone Media, TV2 or Top Tone BG to, or causes of action of any nature (vested or contingent) from or against, the Seller or its Affiliates, and there are no unpaid or unsatisfied liabilities or other obligations of the Seller or its Affiliates to Top Tone Media, TV2 or Top Tone BG, and neither the Seller nor its Affiliates have assigned or transferred or purported to assign or transfer to any person any liabilities or other obligations of Top Tone Media, TV2 or Top Tone BG or causes of action of any nature (vested or contingent) in respect of the TV2 Business;

6.3.37
there are no past or currently pending or threatened actions proceedings or investigations, whether civil or criminal, against Top Tone Media, TV2, Top Tone BG or the presently incumbent directors or managers of Top Tone Media, TV2 or Top Tone BG or the present employees of Top Tone Media, TV2 or Top Tone BG (in connection with their employment or engagement with such company);

6.3.38
the TV2 Business has been conducted in the ordinary course and none of the Seller, Top Tone Media, TV2, Top Tone BG or any of their respective directors, officers, agents, employees, representatives or Affiliates has recommended or facilitated the making of, or caused or permitted the making of or offered, promised or authorised, in each case directly or indirectly, any unlawful payment or payments or other inducements to any governmental official, including any officer, director or other official representative of an entity owned or controlled by a governmental authority, with the intent or purpose of (i) influencing any act or decision of such person in his official capacity; (ii) inducing such person to do or omit to do any act in violation of the lawful duty of such person; or (iii) inducing such person to use his influence with a governmental authority or instrumentality thereof to affect or influence  any act or decision of such governmental authority or instrumentality, in each case in order to assist Top Tone Media, TV2 or Top Tone BG or any of their respective directors, officers, agents, employees, representatives or Affiliates in obtaining or retaining business for or with, or directing business to, Top Tone Media, TV2 or Top Tone BG or any of their respective directors, officers, agents, employees, representatives or Affiliates;

6.3.39
none of Top Tone Media, TV2 or Top Tone BG (i) is a party to or bound by any collective bargaining agreement, (ii) has provided any social security or health security benefits to its respective employees other than those required by applicable law and (iii) has established or plans to establish any stock option, pension, retirement, death, labour accident, illness or other benefit plans for its current or former employees, officers or their respective dependents;

6.3.40
none of the employees of Top Tone Media, TV2 or Top Tone BG have established an employee representative body and there are no plans to establish such a representative body and no trade or labour union is represented at Top Tone Media, TV2 or Top Tone BG;

6.3.41
each of TV2 and Top Tone BG has timely registered all individual labour agreements to which it is a party (including any amendments or termination thereof) with the Bulgarian National Revenues Agency in accordance with applicable law;

6.3.42
the assets transferred by Torn M and/or Technosteel to Top Tone BG and/or TV2 were not operated by employees of Torn M and/or of Technosteel, and the transfers of those assets to Top Tone BG shall not trigger any automatic transfer of labour agreements to Top Tone BG and/or TV2 pursuant to Art. 123 of the Bulgarian Labour Code;

6.3.43
each of TV2 and Top Tone BG fully complies with the requirements of health and safety regulations under the applicable Bulgarian law and neither TV2 nor Top Tone BG is the subject of any proceeding in respect of or in connection with its compliance with the foregoing, and no such proceeding is pending or threatened against TV2 or Top Tone BG;

6.3.44	neither this Agreement nor the Transaction requires notification to or consultation with any of the employees of Top Tone Media, TV2 or Top Tone BG;

6.3.45
no general member of Top Tone Media, TV2 or Top Tone BG or their respective employees or consultants are entitled to receive any specific share sale bonuses or other payments as a result of or in connection with the consummation of this Agreement or the Transaction;

6.3.46
no employees or managers of TV2 or Top Tone BG are entitled to a notice period longer than the notice period provided in the Bulgarian Labour Code and no employees or managers of TV2 or Top Tone BG are entitled to any severance on termination except as provided in the Bulgarian Labour Code;

6.3.47
each of Top Tone Media, TV2 and Top Tone BG, as applicable, has valid rights in all intellectual property (including discovery, invention, development, technology, software, tool, process, technique, know-how, data, plan, specification, design, layout, program, code, document and all versions, modifications, enhancements and derivative works thereof) relating in any way to the operation of the TV2 Business created by any present or former employees, officers or consultants, whether by means of direct vesting or by assignment, that has been commissioned by any of Top Tone Media, TV2 or Top Tone BG or otherwise developed by them in the course of their employment or engagement and has undertaken any and all necessary acts, filings or registrations so that any and all transferable and/or assignable rights, title and interest in such intellectual property (including any application therefor) are transferred and/or assigned to each of Top Tone Media, TV2 and Top Tone BG to the fullest extent possible;

6.3.48
no claims and/or disputes are pending or threatened against Top Tone Media, TV2 or Top Tone BG in respect of any additional compensation or remuneration alleged to be payable to current and/or former employees of Top Tone Media, TV2 or Top Tone BG for the creation of any intellectual property rights by such employees during the course of their employment with Top Tone Media, TV2 or Top Tone BG, as the case may be;

6.3.49
the books and records of the TV2 Business (including (i) books and records relating to the purchase of materials and supplies, dealings with customers, invoices, supplier lists, personnel records and Taxes of TV2 and Top Tone BG; (ii) the corporate records and books of TV2 and Top Tone BG; and (iii) data stored on computers) accurately record in all material respects all transactions of TV2, Top Tone BG and the TV2 Business and have been maintained consistent with good business practice;

6.3.50
no papers, books, manuals, lists, correspondence and documents containing information concerning or relating to the TV2 Business, together with all copies thereof, have been removed or disposed of, except that the Seller may keep copies of such materials as shall be necessary to permit it to prepare its tax returns or to comply with any other legal requirements;

6.3.51
no powers of attorney executed by or on behalf of Top Tone Media, TV2 or Top Tone BG are currently in force other than those powers of attorney that are necessary for the day-to-day operation of the TV2 Business which do not authorise the attorney to do any act which may have a Material Adverse Effect; and

6.3.52
all transmission telecommunications equipment used in TV2 Business have been transferred and installed to sites operated by the Bulgarian Telecommunications Company AD or other persons who hold valid construction or installation permits in respect of the installation and operation of such equipment at such sites as are required by the Bulgarian Law on the Structure of the Territory and Top Tone BG is not required to obtain any construction or installation permits in respect of the installation and operation of such equipment pursuant to the Bulgarian Law on Structure of the Territory.

6.4	The Seller hereby represents and warrants to CME ME as of the Execution Date and as of the Second Closing Date that:

6.4.1
Zopal has full legal and beneficial ownership of the entire issued share capital of LGC in the amount of BGN 5,000, divided into 100 shares of BGN 50 each and LGC has full legal and beneficial ownership of 3,620 common voting registered shares of BGN 50 each in Ring TV (representing 88.7% of the entire issued share capital of Ring TV), in each case validly and properly issued and fully paid and free from all Encumbrances;

6.4.2
Zopal is a public limited liability company (société anonyme) organized and existing under the laws of the Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under V 139431, and having its registered address at L-1118, rue Aldringen 19, Luxembourg. LGC is a limited liability company duly organized and validly existing in accordance with the laws of the Republic of Bulgaria registered in the Commercial Registry with identification number 12574/2006 and having its registered address at 66 Belomorski Prohod Str., Block 2, 1st Floor, App 2, Lozenets Region, Sofia, Republic of Bulgaria. Ring TV is a joint stock company organized and existing under the laws of the Republic of Bulgaria with registration number 7774/1997 and having its registered address at 27 Tsarigradsko Shosse Blvd., Sredets Region, Sofia, Republic of Bulgaria;

6.4.3
the information on Zopal set out in Schedule 1 is true, complete and not misleading in any material respect except that as of the Second Closing Date, Francis Nicholas Hoogewerf will cease to hold any share in Zopal and immediately prior to the Second Closing, the Seller will hold 100 shares in Zopal;

6.4.4
each of Zopal, LGC and Ring TV has performed its activities in compliance with applicable law and its respective foundation act and has duly made all necessary registrations with the Commercial Registry;

6.4.5
none of Zopal, LGC or Ring TV is insolvent or over-indebted and no filing, application or request has been made or threatened against Zopal, LGC or Ring TV in respect of (i) the commencement of any bankruptcy, reorganization, restructuring, transformation, bankruptcy administration, liquidation management or similar proceedings, (ii) any merger or voluntary dissolution, or (iii) any spin off or de-merger of any part of Zopal, LGC or Ring TV;

6.4.6
Zopal, LGC and Ring TV have all licenses, permits and other approvals necessary to enable them to conduct the LGC Business as currently conducted, including all requisite regulatory approvals and authorizations to carry on the business as a broadcaster and each such license, permit or other approval was when issued and remains valid and is not subject to any unusual or onerous conditions, and neither Seller nor any of its respective Affiliates is aware of any reason why any such license, permit or other approval may be withdrawn, not renewed in due course, or materially modified;

6.4.7
Zopal, LGC, Ring TV, Max Channel and Inter-mashineks have duly filed all reports, returns and information required by law or as a condition to their respective licenses, permits or authorisations with the relevant authorities;

6.4.8
Zopal, LGC, Ring TV, Max Channel and Inter-mashineks have duly paid all fees in respect of all of their licenses, permits and authorisations required by law or as a condition of any license, permit or authorisation;

6.4.9
each of Zopal, LGC, Ring TV, Max Channel and Inter-mashineks has been and is in compliance with all laws and regulations (including with respect to their respective corporate status), and the terms of each license, permit or other approval held by it and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any agreement, applicable law, regulatory rule, license, permit or approval;

6.4.10	none of Zopal, LGC or Ring TV has at any time engaged in any business or owned any business or entity other than business related directly to the LGC Business;

6.4.11
the only subsidiary of Zopal is LGC and the only subsidiary of LGC is Ring TV and neither Zopal nor LGC owns any shares, participating interests or similar interests in any entity whatsoever other than LGC and Ring TV, respectively;

6.4.12
the telecommunications networks of LGC as a whole, as well as each of such networks' components, are in good operating condition and repair, free from any physical defects, including hidden defects, and their technical conditions resulting from their normal wear conforms to the effective requirements of applicable law, and they are appropriate and suitable for the purposes for which they are presently used in the LGC Business;

6.4.13
all of the assets, contracts, licences and other arrangement necessary for carrying on the LGC Business that are held by Max Channel or Inter-mashineks have been transferred or assigned to LGC on or prior to the Execution Date and LGC and Ring TV have full title to, leases for, or other valid rights to use all assets required and used for the operation of the LGC Business;

6.4.14	LGC and Ring TV own and operate the LGC Business;

6.4.15
all contracts, agreements or similar agreements (including all advertisement and sponsorship agreements) material to the operation of the LGC Business to which Zopal, LGC, Ring TV or their respective Affiliates are a party or otherwise interested have been disclosed to CME ME, and all such contracts, agreements and arrangements are in full force and effect without any material breach, threatened termination or other similar circumstance;

6.4.16
no agreement or other arrangement to which Zopal, LGC, Ring TV or their respective Affiliates is a party is invalid and no other party to any such agreement or arrangement has given notice of its intention to rescind, avoid or terminate, or has sought to repudiate or disclaim that agreement or arrangement;

6.4.17	each of Zopal, LGC and Ring TV has broadcasted and currently broadcasts, by means of online systems or internet, only programmes for which it is duly licensed to carry out such type of transmission;

6.4.18
each of Zopal, LGC and Ring TV has, in accordance with prevailing tax legislation and in accordance with practice and guidelines of the relevant tax authority, (i) timely filed Tax returns that are true, correct and complete and timely paid all Taxes that are due and payable with respect to its operations and assets, except for Taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, and all such Tax returns have been audited by the relevant tax authority or are closed by the applicable statute of limitations for all taxable years, (ii) established reserves that are adequate to cover all Tax for which Zopal, LGC and Ring TV were, on the Accounts Date, or may after that date become or have become liable on, or in respect of or by reference to any profit gains, or income (whether deemed or actual) for any period ended on or before the Accounts Date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before the Accounts Date, (iii) carried out all transactions with related persons at fair market price and on an arm's length basis and (iv) properly recorded and kept in its accounting records, financial statements and Tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all material non-deductible expenses and tax-exempt income and more generally documentation that they are legally required to hold;

6.4.19
none of Zopal, LGC or Ring TV (i) has any outstanding Tax or similar fiscal liabilities, (ii) is involved in any audit, examination or other similar proceeding with any tax authority, (iii) has received notice that any audits, examinations or other similar proceedings have been commenced or are pending or threatened and (iv) has had any deficiencies for Tax proposed, asserted or assessed against them;

6.4.20
each of Zopal, LGC and Ring TV has withheld or collected  from each payment made to each of its employees and consultants, the amount of all taxes and social and health security contributions and other charges and liabilities relating to employment required to be withheld or collected therefrom and have paid the same to the proper tax authorities;

6.4.21
the LGC Accounts (i) have been disclosed to CME ME, (ii) have been prepared in accordance with applicable law and IFRS as applicable in the Republic of Bulgaria, (iii) are complete, true and accurate and (iv) give a true and fair view of the financial condition and results of operations of LGC as of the relevant date; and the financial statements and balance sheet of Ring TV dated as of December 31, 2007 and the Accounts Date (aa) have been disclosed to CME ME, (bb) have been prepared in accordance with applicable law and IFRS as applicable in the Republic of Bulgaria, (cc) are complete, true and accurate and (dd) give a true and fair view of the financial condition and results of operations of Ring TV as of that date;

6.4.22
the LGC Accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of LGC as at or on the date of such accounts, and there are no other liabilities of LGC; and Ring TV's accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of Ring TV as at or on the date of such accounts, and there are no other liabilities of Ring TV;

6.4.23
none of Zopal, LGC or Ring TV has breached any undertakings, covenants or other provisions under any of the finance agreements and arrangements (whether finance leases, operational leases, credit facility agreements, loans or similar agreements or arrangements) to which it is a party or by which it is bound or defaulted or cross-defaulted under any such agreements or arrangements;

6.4.24
all liabilities of Zopal, LGC or Ring TV payable to any governmental authority or agency in respect of any state budget funds due from Zopal, LGC or Ring TV prior to the Execution Date and/or the Second Closing Date as the case may be have been fully and timely paid;

6.4.25
none of Zopal, LGC or Ring TV is a guarantor nor have any of them provided any security for any indebtedness of any third party except a lease agreement with Pireaus Leasing Bulgaria EAD, registered under no. 2008062600600 with the Central Special Pledges Registry against Ring TV;

6.4.26	there are no material liabilities, obligations, contracts of or claims in connection with or relating to Zopal, LGC, Ring TV or the LGC Business that have not been disclosed to CME ME;

6.4.27
there are no material claims pending or threatened, before any court, arbitration panel, public administrative authority, institution or any other person against or adversely affecting Zopal, LGC, Ring TV or the LGC Business;

6.4.28
all trade marks, service marks, copyright, know-how, rights to use software and all other intellectual property rights which are or are capable of being used in or in relation in any way to the LGC Business (i) are legally and beneficially owned by Zopal, LGC or Ring TV or used pursuant to a valid licence, (ii) are valid and enforceable, (iii) are duly registered where such registration is required, (iv) are free from all Encumbrances and (v) do not infringe the rights of any third party and no communication has been received by Zopal, LGC or Ring TV from a third party alleging that Zopal, LGC or Ring TV or any of their Affiliates have violated the rights of such third party;

6.4.29	LGC has not broadcasted any foreign programs that are subject to Art. 125b of the Bulgarian Law on Radio and Television;

6.4.30	none of Zopal, LGC or Ring TV owns any real property;

6.4.31
each of Zopal, LGC and Ring TV has a valid right to use the premises from which it operates pursuant to a valid and binding lease agreement, free from all Encumbrances and each of Zopal, LGC and Ring TV is in compliance with the terms of such lease agreements in all respects and no written claim of any default thereunder has been received by Zopal, LGC or Ring TV (as the case may be) which has not been cured and consummation of the Transaction will not give rise to any right of termination or loss or any rights of use currently enjoyed under such lease agreements;

6.4.32	all rent and other sums and charges payable under such lease agreements have been fully and timely paid;

6.4.33
there is no reason why the existing lease for the office space at L-1118, rue Aldringen 19, Luxembourg should not be renewed, or a new lease should not be granted, on expiry on terms materially less favourable to Zopal;

6.4.34
the execution, delivery and performance of this Agreement and the other Transaction Documents will not result in the breach of the terms, covenants or restrictions contained in the lease agreement relating to the premises located at L-1118, rue Aldringen 19, Luxembourg;

6.4.35
none of Zopal, LGC or Ring TV possesses any environmental authorisations, licences or permits nor are any such authorisations, licences or permits required to carry on the LGC Business in the ordinary course and no proceedings has been initiated, nor are any such proceedings pending or threatened, against Zopal, LGC or Ring TV in connection with a breach of any environmental law or regulation;

6.4.36
other than the Related Party Agreements, there are no unpaid or unsatisfied liabilities or other obligations of Zopal, LGC or Ring TV to, or causes of action of any nature (vested or contingent) from or against, the Seller or its Affiliates, and there are no unpaid or unsatisfied liabilities or other obligations of any of the Seller or its Affiliates to Zopal, LGC or Ring TV, and neither the Seller nor its Affiliates have assigned or transferred or purported to assign or transfer to any person any liabilities or other obligations of Zopal, LGC or Ring TV or causes of action of any nature (vested or contingent) in respect of the LGC Business;

6.4.37
there are no past or currently pending or threatened actions proceedings or investigations, whether civil or criminal, against Zopal, LGC, Ring TV or the presently incumbent directors or managers of Zopal, LGC or Ring TV or the present employees of Zopal, LGC or Ring TV (in connection with their employment or engagement with such company);

6.4.38
the LGC Business has been conducted in the ordinary course and none of the Seller, LGC, Ring TV or any of their respective directors, officers, agents, employees, representatives or Affiliates has recommended or facilitated the making of, or caused or permitted the making of or offered, promised or authorised, in each case directly or indirectly, any unlawful payment or payments or other inducements to any governmental official, including any officer, director or other official representative of an entity owned or controlled by a governmental authority, with the intent or purpose of (i) influencing any act or decision of such person in his official capacity; (ii) inducing such person to do or omit to do any act in violation of the lawful duty of such person; or (iii) inducing such person to use his influence with a governmental authority or instrumentality thereof to affect or influence  any act or decision of such governmental authority or instrumentality, in each case in order to assist LGC or Ring TV or any of their respective directors, officers, agents, employees, representatives or Affiliates in obtaining or retaining business for or with, or directing business to, LGC or Ring TV or any of their respective directors, officers, agents, employees, representatives or Affiliates;

6.4.39
none of Zopal, LGC nor Ring TV (i) is a party to or bound by any collective bargaining agreement, (ii) has provided any social security or health security benefits to its respective employees other than those required by applicable law and (iii) has established or plans to establish any stock option, pension, retirement, death, labour accident, illness or other benefit plans for its current or former employees, officers or their respective dependents;

6.4.40
none of the employees of Zopal, LGC or Ring TV have established an employee representative body and there are no plans to establish such a representative body and no trade or labour union is represented at either LGC or Ring TV;

6.4.41
each of LGC and Ring TV has timely registered all individual labour agreements to which it is a party (including any amendments or termination thereof) with the Bulgarian National Revenues Agency in accordance with applicable law;

6.4.42
the assets transferred by Inter-mashineks and/or Max Channel to LGC were not operated by employees of Inter-mashineks and/or Max Channel, and the transfers of those assets to LGC shall not trigger any automatic transfer of labour agreements to LGC pursuant to Art. 123 of the Bulgarian Labour Code;

6.4.43
each of LGC and Ring TV fully complies with the requirements of health and safety regulations under the applicable Bulgarian law and neither LGC nor Ring TV is the subject of any proceeding in respect of or in connection with its compliance with the foregoing, and no such proceeding is pending or threatened against LGC and Ring TV;

6.4.44	neither this Agreement nor the Transaction requires notification to or consultation with any of the employees or Zopal, LGC or Ring TV;

6.4.45
no general member of Zopal, LGC or Ring TV or their respective employees or consultants is entitled to receive any specific share sale bonuses or other payments as a result of or in connection with the consummation of this Agreement or the Transaction;

6.4.46
no employees or managers of LGC or Ring TV are entitled to a notice period longer than the notice period provided in the Bulgarian Labour Code and no employees or managers of LGC or Ring TV are entitled to any severance on termination except as provided in the Bulgarian Labour Code;

6.4.47
each of Zopal, LGC and Ring TV, as applicable, has valid rights in all intellectual property (including discovery, invention, development, technology, software, tool, process, technique, know-how, data, plan, specification, design, layout, program, code, document and all versions, modifications, enhancements and derivative works thereof) relating in any way to the operation of the LGC Business created by any present or former employees, officers or consultants, whether by means of direct vesting or by assignment, that has been commissioned by any of Zopal, LGC or Ring TV or otherwise developed by them in the course of their employment or engagement and has undertaken any and all necessary acts, filings or registrations so that any and all transferable and/or assignable rights, title and interest in such intellectual property (including any application therefor) are transferred and/or assigned to each of Zopal, LGC and Ring TV to the fullest extent possible;

6.4.48
no claims and/or disputes are pending or threatened against Zopal, LGC or Ring TV in respect of any additional compensation or remuneration alleged to be payable to current and/or former employees of Zopal, LGC or Ring TV for the creation of any intellectual property rights by such employees during the course of their employment with either LGC or Ring TV, as the case may be;

6.4.49
the books and records of the LGC Business (including (i) books and records relating to the purchase of materials and supplies, dealings with customers, invoices, supplier lists, personnel records and Taxes of LGC and Ring TV; (ii) the corporate records and books of LGC and Ring TV; and (iii) data stored on computers) accurately record in all material respects all transactions of LGC and Ring TV and the LGC Business and have been maintained consistent with good business practice;

6.4.50
no papers, books, manuals, lists, correspondence and documents containing information concerning or relating to the LGC Business, together with all copies thereof, have been removed or disposed of, except that the Seller may keep copies of such materials as shall be necessary to permit it to prepare its tax returns or to comply with any other legal requirements;

6.4.51
no powers of attorney executed by or on behalf of Zopal, LGC or Ring TV are currently in force other than those powers of attorney that are necessary for the day-to-day operation of the LGC Business which do not authorise the attorney to do any act which may have a Material Adverse Effect;

6.4.52
LGC has duly paid the purchase price of Euro 600,000 due under the preliminary agreement dated 11 April 2007 for the sale and purchase of the Mila Broadcasting Licenses and the Mila Program Licenses from Inter-mashineks, as amended by the supplementary agreement No 1 of 12 April 2007 and the supplementary agreement of 17 April 2007, and the promissory note issued by LGC in favour of Inter-mashineks for the amount of Euro 400,000 has been duly cancelled and delivered to LGC by Inter-mashineks; and

6.4.53
all transmission telecommunications equipment used in LGC Business have been transferred and installed to sites operated by the Bulgarian Telecommunications Company AD or other persons who hold valid construction or installation permits in respect of the installation and operation of such equipment at such sites as are required by the Bulgarian Law on the Structure of the Territory and LGC is not required to obtain any construction or installation permits in respect of the installation and operation of such equipment pursuant to the Bulgarian Law on the Structure of Territory.

6.5	The Seller shall:

6.5.1	be required to repeat the Warranties in Clause 6.1, 6.2 and 6.3 made to CME ME on the First Closing Date;

6.5.2	be required to repeat the Warranties in Clause 6.1, 6.2 and 6.4 made to CME ME on the Second Closing Date; and

6.5.3
also be required to make (or cause its Affiliates entering into any Transaction Document to make) such additional representations and warranties to CME ME as may be set forth in the other Transaction Documents.

6.6	CME ME shall be required to repeat the Warranties in Clause 6.1 made to the Seller on the First Closing Date and the Second Closing Date.

6.7
Without prejudice to any of the rights and remedies available to the Parties under this Agreement or the other Transaction Documents, in the event of the breach of a Warranty given by the Parties, the Party which is in breach of such Warranty shall take all steps necessary to establish the state of affairs which would have existed if no such breach had occurred and such Warranty was true and correct.

6.8
The Seller acknowledges that CME ME has entered into this Agreement in reliance upon, amongst other things, the Warranties and the undertakings contained in Clause 8.  Save as expressly provided otherwise, the Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement.

6.9
CME ME shall be entitled to make a claim involving or relating to a breach of any of the Warranties whether or not CME ME and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to the claim; and CME ME's right or ability to make any such claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that CME ME and/or its agents and/or its advisers may have had actual, constructive or implied knowledge of the matter giving rise to the claim.

7.	Retention amounts

7.1
On the date that is twelve (12) months after the Second Closing Date, CME ME shall pay to the Seller an amount equal to the Retention Amount minus any Adjustment Amount retained by CME pursuant to Clause 3(b) of Schedule 5 (if any) and minus the amount of any Claims by CME ME in respect of the Warranties notified to the Seller prior to such date, whether or not such Claims have been satisfied by such date.

8.	Undertakings and post closing covenant

8.1
The Seller acknowledges on its own behalf and on behalf of any Affiliate that CME ME is an indirect subsidiary of a U.S. reporting company and as such is required to comply with certain U.S. securities, anti-money laundering, anti-corruption and other laws applicable to it or its ultimate parent.  The Seller hereby agrees not to violate any such requirements with respect to the TV2 Group Business and agrees not to take any action, or to refrain from taking any action, that would result in a violation of such requirements by any member of the TV2 Group Business or any company that has conducted the TV2 Group Business at any time.

8.2
Except in the case of fraud, the Seller undertakes to CME ME not to make or pursue any claim against Top Tone Media, Zopal or their respective subsidiaries or their respective directors, officers, employees or agents in connection with assisting the Seller in giving the Warranties and/or entering into this Agreement or any documents entered into pursuant to this Agreement.

8.3	The Seller undertakes to use all commercially reasonable efforts to procure the transfer of 34% of the issued share capital of Mila FM OOD to LGC as soon as possible after the Second Closing Date.

9.	Termination

9.1	This Agreement may be terminated at any time by mutual written consent of the Parties.

9.2	Without prejudice to Clause 9.1 above, this Agreement may be terminated:

9.2.1
at any time prior to the First Closing Date by the Seller if there has been a material breach of any covenant, representation or warranty or other obligation of CME ME hereunder or under any other Transaction Document and such breach shall not have been cured with ten (10) Business Days of CME ME becoming aware of such breach or after receipt of notice from the Seller specifying the breach and requesting that such breach be remedied; and

9.2.2
at any time prior to the First Closing Date by CME ME, if there has been a material breach of any covenant, representation or warranty or other obligation of the Seller hereunder or under any other Transaction Document and such breach shall not have been cured with ten (10) business days of the Seller becoming of such breach or after receipt of notice from CME ME specifying the breach and requesting that such breach be remedied.

9.3	This Agreement shall terminate automatically on the Longstop Date if any condition specified in Clause 3 shall not have been satisfied or waived in writing on or prior to such date as a result of:

9.3.1	any action or failure to act on the part of CME ME (other than any such action or failure to act that is due to the gross negligence or wilful misconduct of the Seller);

9.3.2	any action or failure to act on the part of the Seller (other than any such action or failure to act that is due to the gross negligence or wilful misconduct of CME ME).

9.4	Clauses 6, 9, 10, 11, 23 and 24 shall survive termination of this Agreement.

10.	Indemnity

10.1
Subject to the limitations set out in Clause 11, the Seller shall indemnify and keep indemnified CME ME and its Affiliates and subsidiaries, and their respective representatives, officers, directors, shareholders and controlling persons (the "Purchaser Protected Parties") from and against all costs, claims, demands, damages, expenses, penalties, fines, liabilities, losses and diminution in value (including the fees and expenses of investigation and counsel), whether or not involving a Third Party Claim, (collectively, "Losses") whatsoever arising out of or in connection with:

10.1.1	any false, incorrect or misleading Warranty made by the Seller or any of its Affiliates;

10.1.2	any breach or non-fulfilment of any covenant or undertaking in any Transaction Documents by the Seller or any of its Affiliates;

10.1.3
any and all liability whatsoever, however imposed, whether paid by CME ME or the TV2 Group Business, in respect of any fraudulent or criminal act or omission by the Seller or any of its Affiliates or any officer, director, representative, employee or agent thereof in respect of the ownership and operation of the TV2 Group Business;

10.1.4	any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification; and

10.1.5	any items subject to indemnifications as identified in Clauses 10.2.

10.2
Subject to the limitations provided in Clause 11, in addition to the foregoing provisions of Clause 10.1, without limiting the generality of such provisions, the Seller agrees to indemnify and hold harmless the Purchaser Protected Parties against any Losses in respect of:

10.2.1
any and all liability whatsoever, however imposed (including any claim asserted or deficiency assessed against or collected from or paid by CME ME or the TV2 Group Business), in respect of any Taxes (including any penalties, interest and fines thereon, whether accrued before, on or after the First Closing Date in respect of the TV2 Business or on or before the Second Closing Date in respect of the LGC Business) of the TV2 Group Business for any and all periods up to and including the period ending on the First Closing Date in respect of the TV2 Business or on or before the Second Closing Date in respect of the LGC Business (including in connection with any Tax return filed after the First Closing Date in respect of the TV2 Business for any period prior to the First Closing Date or on or before the Second Closing Date in respect of the LGC Business for any period prior to the Second Closing Date);

10.2.2	any Claims by or on behalf of any owner or former owner of shares in the capital of Ring TV in respect of the ownership of the shares of Ring TV acquired hereunder;

10.2.3
any court action or proceeding, arbitration, litigation, investigation or suit (whether civil, criminal or administrative) commenced, pending or threatened by any third party including any governmental authority on or before the First Closing Date in respect of the TV2 Business or on or before the Second Closing Date in respect of the LGC Business; and

10.2.4	any revocation, cancellation, restriction or impairment to the TV2 Group Licenses.

10.3
CME ME shall indemnify and keep indemnified the Seller and its Affiliates and subsidiaries and their respective representatives, officers, directors, shareholders and controlling persons (the "Seller Protected Parties") from and against all Losses whatsoever arising out of or in connection with (i) any false, incorrect or misleading representation or warranty by CME ME provided herein, (ii) the non-fulfilment of any agreement, covenant or obligation by CME ME provided herein and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

10.4
Any Claim under Clause 10.1, 10.2 or 10.3 shall be asserted by written notice from the Protected Party asserting such Claim (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party").

10.5
The notice referred to in Clause 10.4 shall include information regarding the nature and basis for the Indemnity Claim and an estimate of the amount of Losses demanded (detailing, to the extent practicable, the Indemnified Party's calculation of the Losses thereby alleged to have been suffered by it).

10.6	If:

10.6.1
the Indemnity Claim relates to any Third Party Claim, the Indemnified Party shall state in the notice to the Indemnifying Party the nature and basis of the Third Party Claim and the amount thereof, to the extent known, and the Indemnifying Party shall be entitled at its expense to assume the defence of the Third Party Claim in place of the Indemnified Party using legal advisers approved by the Indemnified Party (such approval not to be unreasonably withheld or delayed); provided however that if the amount of the Indemnity Claim exceeds the amount of the indemnity available pursuant to Clause 11, the Indemnified Party can elect to retain the defence of the Third Party Claim.  Upon assumption of the defence by the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party and its advisers with such information and assistance as the Indemnifying Party shall reasonably request at the cost of the Indemnifying Party.

10.6.2
the Indemnifying Party elects not to assume the defence of the Third Party Claim, the Indemnified Party shall (subject to being indemnified to its reasonable satisfaction by the Indemnifying Party of the costs and expenses of doing so) take such action as the Indemnifying Party shall reasonably request in defending such Third Party Claim.

10.7
The obligations of an Indemnifying Party under this Clause 10 shall not extend to any liability arising from the settlement or compromise of any action or claims brought against the Indemnified Party, or the admission by the Indemnified Party of any claim or the taking by the Indemnified Party of any action (unless required by law or applicable process), which might reasonably be expected to prejudice the successful defence of the action or claim without, in any such case, the prior written consent of the Indemnifying Party.

10.8
Any payments made by the Seller as the Indemnifying Party in respect of any Claims under Clause 10.1, 10.2 or 10.3 shall be satisfied by the reduction of a sum equal to the value of such Claim from the Retention Amount first, provided, that the amount of any Claim (or part thereof) not satisfied by such reduction shall remain the liability of Seller to CME ME.

11.	Limitations on Liability

11.1
The aggregate liability of the Seller to CME ME for any Losses arising from or related to any false, incorrect or misleading Warranty or any breach of a term of this Agreement and for indemnification relating to such matters shall be an amount in U.S. Dollars equal to the Purchase Price.

11.2
The aggregate liability of CME ME to the Seller for any Losses caused by a breach of a term of this Agreement by CME ME shall be limited to an aggregate amount equal to US$ 25,000,000 provided however that nothing in this Clause shall affect the obligation of CME ME to pay the Purchase Price if such amount is otherwise due pursuant to this Agreement.

12.	Default Interest

12.1
If a Party fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate of 5% per annum during the period of non-payment.

13.	Notices

13.1	Any notice or other communication to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given to a Party:

13.1.1	on receipt, when delivered personally;

13.1.2	on the next following Business Day following being transmitted by facsimile with suitable proof of transmission; or

13.1.3	three Business Days following being sent by an international courier service.

13.2	For the purposes of this Clause, the authorized address and facsimile details of the Parties shall be as follows:

if to CME ME:

Dam 5B
Royal Dam Center
2nd Floor
JS 1012 Amsterdam
The Netherlands

Attn: Managing Director

Tel.: + 31 20 626 8867
Fax: + 31 20 423 1404

with a copy to:

Central European Media Enterprises
81 Aldwych
London WC2B 4HN
United Kingdom

Attn: General Counsel

Tel.: + 44 207 430 5430
Fax: + 44 207 430 5403

if to the Seller:

OCRA (Isle of Man) Limited
Grosvenor Court
Tower Street
Ramsey
Isle of Man IM8 1JA
British Isles

Attn: Mr. Richard Dixon

Tel.: +44 (1624) 811000
Fax: +44 (1624) 811001

with a copy to:

Mrs. Rossitsa Filipova
20, Fr. Joliot Curie Str.
113 Sofia
Bulgaria

Tel.: + 359 2 963 0077
Fax: + 359 2 963 0077

or such other address as such Party may notify to the other in writing from time to time in accordance with the requirements of this Clause, such notice to be effective five Business Days after the date of such notice or following such longer period as may be set out in such notice.

13.3
Any notice given under this Agreement outside Working Hours of the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.	Entire Agreement

14.1	This Agreement constitutes the whole agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

14.2
Each Party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

14.3	Nothing in this Clause 14 operates to limit or exclude any liability for fraud.

15.	Third Party Rights

15.1	Subject to Clause 10, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

15.2
The Purchaser Protected Parties and the Seller Protected Parties shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce Clause 10 and any other relevant Clause necessary for the enforcement of the indemnities therein.  Notwithstanding this Clause 15.2, this Agreement may be amended or modified without the consent of any person who is not a Party to this Agreement, including the Purchaser Protected Parties and the Seller Protected Parties.

16.	Amendments

16.1	This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

16.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3	None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

17.	Costs and Expenses

Except as specified herein, each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

18.	Assignment

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights (or for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Party, which shall not be unreasonably withheld or delayed.

19.	Confidentiality

19.1
Neither Party shall divulge or communicate to any person (other than those of its shareholders, directors, employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by the other Party, and shall use its reasonable endeavours to prevent its employees from so acting.

19.2	Notwithstanding the provisions of Clause 19.1, any Party may make an announcement or disclosure concerning this Agreement:

(a)
if required by law or any requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(b)
to a Party's or its Affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

19.3	The restrictions contained in this Clause 19 shall continue to apply for a period of three years following the expiration or termination of this Agreement.

20.	Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.  If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavours to the fullest extent permitted by law to amend the terms of this Agreement to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

21.	Further Assurance

Each of the Parties shall, at the request of the other Party, do or so far as each is able procure the doing, of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one counterpart.

23.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England.

24.	Dispute Resolution

24.1
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause 24, except to the extent modified by this Clause 24.1.  The tribunal shall consist of three arbitrators. Each of the Parties shall nominate one arbitrator and the third arbitrator shall be appointed by the two arbitrators nominated by the Parties.  Either of the Parties shall have the right to initiate the proceedings.

24.2
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Bulgarian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

24.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

24.4
Each of the Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by them and that in addition to all other remedies, CME ME be entitled to specific performance and to injunctive or other equitable relief as remedies for any such breach or threatened breach of this Agreement by the Seller without proof of actual damages.  The Parties agree not to oppose the granting of such relief, and to waive, and to use their best efforts to cause any Affiliate to waive, any requirement for the securing or posting of any bond in connection with such remedy.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

SIGNED
for and on behalf of
CME MEDIA ENTERPRISES B.V.
acting by Pan-Invest B.V, represented by Peter Booster	/s/ Peter Booster
in the presence of:

/s/ Emilie de Waard
Signature of Witness
Name of Witness: Emilie de Waard
Occupation of Witness: Secretary
Address of Witness:	Charles Mingussingel 26
3069 XB Rotterdam
The Netherlands

and A.N.G. van Spaendonck	/s/ Alphons van Spaendonck
In the presence of:

/s/ Nancy van Veen
Name of Witness: Nancy van Veen		Signature of Witness
Occupation of Witness: Secretary
Address of Witness:	Laan der Zeven Linden 42
2645 GS Delfgauw
The Netherlands

Signed by
VLADIMIR KRASTEV BROUSSARSKI	/s/ Vladimir Broussarski
acting as attorney for
TOP TONE MEDIA HOLDINGS LIMITED
under a power of attorney dated 10th July 2008
in the presence of:

/s/ Milena Ivanova
Name of Witness: Milena Tsvetanova Ivanova		Signature of Witness
Occupation of Witness: Attorney at Law
Address of Witness:	5th floor, Office 510
20 Frederic Joliot Qurrie
1113 Sofia, Izgrev
Bulgaria

and

Signed by
ROSSITSA PENCHEVA FILIPOVA	/s/ Rossitsa Filipova
acting as attorney for
TOP TONE MEDIA HOLDINGS LIMITED
under a power of attorney dated 10th July 2008
in the presence of:

/s/ Milena Ivanova
Name of Witness: Milena Tsvetanova Ivanova		Signature of Witness
Occupation of Witness: Attorney at Law
Address of Witness:	5th floor, Office 510
20 Frederic Joliot Qurrie
1113 Sofia, Izgrev
Bulgaria

SCHEDULE 1
Basic information about Top Tone Media and Zopal

Top Tone Media

1.	Registered number	:	B 124257

2.	Date of incorporation	:	15 February 2007

3.	Place of incorporation	:	Luxembourg

4.	Address of registered office	:	19 Rue Aldringen, Luxembourg L-1118

5.	Class of company	:	Public Limited Liability Company

(société anonyme)

6.	Share capital	:	EUR 31,000

7.	Members:

Full name	Registered address	Number of shares held

Top Tone Media Holdings Limited	3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands	2791

Equip Limited	Trident Chambers, P.O. Box 146, Road Town, British Virgin Islands	309

8.	Directors and Auditor:

Full name	Position	Usual residential address

Richard Turner	Director	28, Rue du Couvert, L-1363 Howald

Francis Nicholas Hoogewerf	Director	19, Rue Aldringen, Luxembourg L-1118

Michael Chamier	Director	1 Rue de Limpach, L-4980 Reckange-sur-Mess

Henri van Herberghen	Auditor	78, Rue A. Asselbergs, B-1180 Bruxelles

9.	Accounting reference date	:	31 December

10.	Powers of Attorney Currently in Force	:	N/A

Zopal

1.	Registered number	:	B 139431

2.	Date of incorporation	:	26 May 2008

3.	Place of incorporation	:	Luxembourg

4.	Address of registered office	:	L-1118, rue Aldringen 19, Luxembourg

5.	Class of company	:	Public Limited Liability Company

(société anonyme)

6.	Share capital	:	EUR 31,000

7.	Members:

Full name	Registered address	Number of shares held

Francis Nicholas Hoogewerf	19 Rue Aldringen, Luxembourg L-1118	1

Top Tone Media Holdings Limited	3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands	99

8.	Directors and Auditor:

Full name	Position	Usual residential address

Richard Turner	Director	28, Rue du Couvert, L-1363 Howald

Francis Nicholas Hoogewerf	Director	19, Rue Aldringen, Luxembourg L-1118

Michael Chamier	Director	1 Rue de Limpach, L-4980 Reckange-sur-Mess

Henri van Herberghen	Auditor	78, Rue A. Asselbergs, B-1180 Bruxelles

9.	Accounting reference date	:	31 December

10.	Powers of Attorney Currently in Force:		a power of attorney dated July 14th, 2008 issued to Milena Ivanova in relation to the acquisition of LGC to be filed with the Commercial Registry

SCHEDULE 2
Shareholders Agreement

SCHEDULE 3
Agreement or Determination of Adjustment Statements

1	Draft First Adjustment Statement

The Seller shall procure that Ernst & Young shall prepare, certify and deliver to the Seller and CME ME within thirty (30) days after the First Closing Date, a statement prepared in accordance with Schedule 4 (the "Draft First Adjustment Statement") setting out the TV2 Closing Working Capital Amount and the TV2 Closing Indebtedness as at the First Closing Date.

2	Draft Second Adjustment Statement

The Seller shall procure that Ernst & Young shall prepare, certify and deliver to the Seller and CME ME within thirty (30) days after the Second Closing Date, a statement prepared in accordance with Schedule 4 (the "Draft Second Adjustment Statement") setting out the LGC Closing Working Capital Amount and the LGC Closing Indebtedness as at the Second Closing Date.

3	Review

The Draft First Adjustment Statement and the Draft Second Adjustment Statement shall be subject to review by CME ME.  Within five (5) Business Days after CME ME's receipt of the respective Draft Adjustment Statement, CME ME will notify the Seller in writing whether, based on such report, it has any objections to the calculations set out in the relevant Draft Adjustment Statement and the reasons therefor (the "Recalculation Statement").

4	No notification of recalculations

If CME ME does not so deliver a Recalculation Statement, the relevant Draft Adjustment Statement shall be the relevant Adjustment Statement and shall be final and binding on CME ME and the Seller for the purposes hereof.

5	Negotiation of recalculations

If CME ME delivers a Recalculation Statement, then the Seller and CME ME will negotiate in good faith with a view to resolving the issues in dispute and accordingly to agree on the amount of the relevant Closing Working Capital Amount and/or Closing Indebtedness within ten (10) Business Days following receipt of the relevant Recalculation Statement.  If CME ME and the Seller reach agreement on the amount of the relevant Closing Working Capital Amount and/or Closing Indebtedness within such period of ten (10) Business Days, the Draft First Adjustment Statement or the Draft Second Adjustment Statement, as the case may be, (as adjusted in accordance with the agreement so reached in either such case) shall be the First Adjustment Statement or the Second Adjustment Statement, as the case may be, and shall be final and binding on CME ME and the Seller for the purposes hereof.

6	Fee and expenses

The fees and expenses Ernst & Young shall be borne and paid by TV2.

SCHEDULE 4
Basis of preparation of Adjustment Statements

1	Basis of Computation

Each of the Draft First Adjustment Statement and the Draft Second Adjustment Statement prepared by Ernst & Young in accordance with Schedule 3 shall be prepared in accordance with Bulgarian IFRS and the accounting principles, practices, policies and procedures applied in the Accounts (to the extent that these are consistent with IFRS), subject in each case to the Accounting Policies (as defined below).  The relevant Draft Adjustment Statement of Ernst & Young shall:

(a)
only take account of information available to the Parties at the relevant Closing Date and not take account of any event happening after the relevant Closing Date (except in relation to information known to the Parties about that event at the relevant Closing Date); and

(b)	be prepared as if TV2 and its subsidiaries or LGC and its subsidiaries had, in either such case, remained under the ownership of the Seller.

2	Accounting Policies

Each of the Draft First Adjustment Statement, the Draft Second Adjustment Statement and the Ernst & Young report shall be prepared on the basis of the following policies (the "Accounting Policies") (regardless of whether or not they are in accordance with IFRS or the accounting principles, practices, policies and procedures applied in the Accounts (to the extent that these are consistent with IFRS)):

2.1
Indebtedness shall mean (i) any obligation (whether incurred as principal or surety) for the payment or the repayment of money, whether present or future, actual or contingent, (including any bank overdraft balances, notes, loan stock, debentures, bonds, capital leases, guarantees, credit lines, letters of credit, bankers' acceptances, outstanding amounts raised by acceptances under an acceptance credit or bills facility opened by a bank or acceptance house, commercial paper or other debt instruments, any overdraft, interest or accrued discount on the foregoing items and also any interim dividend or distribution which has been declared but not paid by the relevant person and other instruments evidencing indebtedness) of the relevant member of the TV2 Group Business, (ii) any amount payable by the relevant member of the TV2 Group Business in respect of the transfer of any asset set forth in Schedule 8, and (iii) any financing lease (and shall, for the avoidance of doubt, include any item identified as "Indebtedness" in Schedule 12), but excluding other ordinary trade credit and acceptances of trade bills in respect of purchases in the ordinary course of trading;

2.2	the relevant Working Capital Amount shall be determined in accordance with the categories identified in respect thereof in Schedule 12.

SCHEDULE 5
Adjustment to Closing Payments

1	Adjustment to the closing payment

Within five (5) Business Days of the final agreement or determination of the First Adjustment Statement in accordance with Schedule 3 in the case of the First Closing Payment, and within five (5) Business Days of the final agreement or determination of the Second Adjustment Statement in accordance with Schedule 3 in the case of the Second Closing Payment (in either case, the "Adjustment Payment Date") the First Closing Payment and/or the Second Closing Payment shall be adjusted in accordance with this Schedule.

2	The Adjustment Amount

The First Closing Payment or the Second Closing Payment (as the case may be) will be adjusted as follows:

A  – B (being the "Adjustment Amount")

where, in the case of the First Closing Payment:

"A"
is equal to US$ 148,000,000 minus the TV2 Closing Working Capital Deficit Amount (which shall be expressed as a positive number in the event that the TV2 Closing Working Capital Amount is less than the Target TV2 Working Capital Amount) minus the TV2 Closing Indebtedness minus the Retention Amount;

"B"
is equal to US$ 148,000,000 minus the Estimated TV2 Working Capital Deficit Amount (which shall be expressed as a positive number in the event that the Estimated TV2 Working Capital Amount is less than the Target TV2 Working Capital Amount) minus the Estimated TV2 Indebtedness minus the Retention Amount; and

and, in the case of the Second Closing Payment:

"A"
is equal to US$ 24,000,000 minus the LGC Closing Working Capital Deficit Amount (which shall be expressed as a positive number in the event that  the LGC Closing Working Capital Amount is less than the Target LGC Working Capital Amount) minus the LGC Closing Indebtedness.

"B"
is equal to US$ 24,000,000 minus the Estimated LGC Working Capital Deficit Amount (which shall be expressed as a positive number in the event that the Estimated LGC Working Capital Amount is less than the Target LGC Working Capital Amount) minus the Estimated LGC Indebtedness; and

3	Settlement

On the relevant Adjustment Payment Date:

(a)	if the relevant Adjustment Amount is a positive amount, an amount equal to the absolute value of the relevant Adjustment Amount shall be paid by CME ME to the Seller; but

(b)
if the relevant Adjustment Amount is a negative amount, an amount equal to the absolute value of the relevant Adjustment Amount shall be paid by the Seller to CME ME provided, that if such amount is less than US$ 100,000, such amount shall be deducted from the Retention Amount payable by CME ME pursuant to Clause 7.1.

SCHEDULE 6
Form of Closing Certificates

Form of Seller's Closing Certificate

To:	CME Media Enterprises B.V.
Dam 5B
Royal Dam Center
2nd Floor
JS 1012 Amsterdam
The Netherlands

Cc:	Central Europe Media Enterprises
81 Aldwych
London WC2B 4HN
United Kingdom
Attn: General Counsel

Date:	[To be dated the First Closing Date/the Second Closing Date, as applicable]

CLOSING CERTIFICATE

We refer to the master share purchase agreement relating to TV2 Group dated July 28, 2008 (the "MSPA") entered into between CME Media Enterprises B.V. and ourselves. This certificate is being given pursuant to Clause 4.5.4/4.6.3 of the MSPA. Terms used herein shall have the same meaning as defined in the MSPA.

We hereby irrevocably confirm and certify to you that:

(i)	each of the conditions set out in Clause 3.1/3.2 of the MSPA to be satisfied by us or our Affiliates have been duly satisfied in accordance with the terms of the MSPA;

(ii)
we and our Affiliates have performed and complied in all respects with all covenants and provisions required by the MSPA and the other Transaction Documents to be performed or complied with by us or our Affiliates on or prior to the date hereof; and

(iii)	the Warranties given by us in Clauses 6.1, 6.2 and 6.3/6.4 of the MSPA are true, accurate and not misleading in all respects as of the Execution Date and the date hereof.

The contents of this certificate are confidential and the provisions of Clauses 19.1 and 19.2 (Confidentiality) of the MSPA shall apply mutatis mutandis as if set out in full in this certificate.

This certificate is governed by and shall be construed in accordance with English law. Any disputes arising out of or related to this certificate shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration. The provisions of Clause 24 (Dispute Resolution) of the MSPA shall apply mutatis mutandis as if set out in full in this certificate.

For and on behalf of
Top Tone Media Holdings Limited

_____________________
Name:
Position: Director

Form of CME ME's Closing Certificate

To:	Top Tone Media Holdings Limited
3rd Floor
Omar Hodge Building
Wickhams Cay I
P.O. Box 362
Road Town
Tortola
British Virgin Islands

Cc:	Mrs. Rossitsa Filipova
20, Fr. Joliot Curie Str.
113 Sofia

Date:	[To be dated the First Closing Date/the Second Closing Date, as applicable]

CLOSING CERTIFICATE

We refer to the master share purchase agreement relating to TV2 Group dated July 28, 2008 (the "MSPA") entered into between Top Tone Media Holdings Limited and ourselves. This certificate is being given pursuant to Clause 4.7(d)/4.8(b) of the MSPA. Terms used herein shall have the same meaning as defined in the MSPA.

We hereby irrevocably confirm and certify to you that:

(i)	each of the conditions set out in Clause 3.1/3.2 of the MSPA to be satisfied by us or our Affiliates have been duly satisfied in accordance with the terms of the MSPA;

(ii)
we and our Affiliates have performed and complied in all respects with all covenants and provisions required by the MSPA and the other Transaction Documents to be performed or complied with by us or our Affiliates on or prior to the date hereof; and

(iii)	the Warranties given by us in Clause 6.1 of the MSPA are true, accurate and not misleading in all respects as of the Execution Date and the date hereof.

The contents of this certificate are confidential and the provisions of Clauses 19.1 and 19.2 (Confidentiality) of the MSPA shall apply mutatis mutandis as if set out in full in this certificate.

This certificate is governed by and shall be construed in accordance with English law. Any disputes arising out of or related to this certificate shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration. The provisions of Clause 24 (Dispute Resolution) of the MSPA shall apply mutatis mutandis as if set out in full in this certificate.

For and on behalf of
CME Media Enterprises B.V.

_____________________
Name:
Position: Director

SCHEDULE 7
List of Directors and Statutory Executives

Section A

TV2

Statutory Executive:
Ognyan Dimitrov Dimov
Gergana Dakova Dakovska (*)

Top Tone BG

Statutory Executive:
Ognyan Dimitrov Dimov

Section B

LGC

Statutory Executive:
Latinka Georgieva Revalska (*)

Ring TV

Directors:
Ivailo Gyurov
Latinka Georgieva Revalska (*)
Atanas Golomeyev (*)
Stilian Shhishkov (*)
Dimitar Soichev (*)

SCHEDULE 8
List of Assets and Contracts Transferred

1.	Assets transferred by Technosteel to Top Tone BG

(1)	Items listed in the invoice (No. 0000000009/04.07.2008) and the acceptance – delivery protocol dated 04.07.2008

2.	Contracts assigned by Technosteel to Top Tone BG

(1)
Trilateral agreement between Technosteel, Top Tone BG  and BTC, under which Top Tone BG  substitutes in the rights and obligations of  Technosteel, in agreement No 16297 dated 02.03.2006 for installation and exploration of transmitters

(2)
Trilateral agreement between Technosteel, Top Tone BM and BTC, under which Top Tone BG substitutes in the rights and obligations of  Technosteel, in agreement No 16296 dated 02.03.2006; for broadcasting of TV program

(3)
Annex for termination of agreement between Technosteel and Krakra AD dated 01.04. 2006, Pernik; New agreement between Top Tone BG and Krakra AD, related to usage of gantry carrier and installation of technical equipment and room in total area of 1 sq.m.

(4)
Trilateral agreement between Technosteel, Top Tone BG and Balabanovi I sie - Ramba - Kustendil, under which Top Tone BG substitutes in the rights and obligations of  Technosteel in agreement dated 15.03.2006

(5)	Annex for termination of agreement between Technosteel and Mont 7 Holding OOD dated 23.03. 2006, Montana; New Rent agreement between Top Tone BG and Mont 7 Holding OOD, Montana

(6)	Trilateral agreement between Technosteel, Top Tone BG and Alpha Radio, under which Top Tone BG substitutes in the rights and obligations of Technosteel, under agreement dated 15.03.2006;

(7)	Rent agreement between Top Tone BG and Vital – I EOOD, Blagoegradd, dated 1 June 2008

(8)	Annex for termination of agreement between Technosteel and sole trader Chervenkondev - dated 25.02.2008, Sliven; New Rent agreement between Top Tone BG and sole trader Chervenkondev, Sliven

(9)	Agreement for termination of agreement between Technosteel and B-K Svetkavica – Turgoviste

(10)	Agreement for termination of agreement for rent between Technosteel and TO of NTC - Sliven

(11)	Agreement for termination of agreement for rent between Technosteel and N.Simov

(12)	Trilateral agreement with Shoumen univercity, under which Top Tone BG substitutes in the rights and obligations of Technosteel” , by rent agreement dated 15.03.2006

(13)
Agreement between Top Tone BG and TV2 of 29 May 2008, with attachments: (1) Attachment 1 – Numbers of decision of Commission of regulations of commutations; (2) Individual license for television activity with national range of TV 2, No 321-00002/17.02.2000 and Amendment No 321-00002-01/15.06.2000;3. Anex for termination of agreement between Technosteel and TV2  dated 29.05.2008

(14)	Agreement for termination of agreement for rent between Technosteel and Pazardjik municipality dated 2 August 2006

(15)	Trilateral agreement with Vidin municipality under which Top Tone BG substitutes in the rights and obligations of Technosteel, under rent agreement dated 28 March 2006

(16)	Trilateral agreement with Kustendil drama theatre under which Top Tone BG substitutes in the rights and obligations of Technosteel, under rent agreement dated 15 March 2006

3.	Assets transferred by Torn M to TV2

(1)	Items listed in the invoice (No. 0000000014/01.07.2008) issued by Torn M to TV2 and the acceptance - delivery protocol of assets from 01.07.2008, from Torn M to TV2

4.	Contracts assigned by Torn M to TV2

(1)
Novation Contract No.  200712332 / 09.07.208 between BM Leasing AD, TV2 and Torn M whereby TV2 replaces Torn M as a lessee under the Leasing of Assets Agreement entered into by BM Leasing and Torn M on 27 December 2007

5.	Assets transferred by Max Channel to LGC

(1)	Items listed in the invoice (No. 1000000001 /01.07.2008), issued by Max Channel to LG Consult and the acceptance - delivery protocol of assets from 01.07.2008, from Max Channel to LG Consult

6.	Contracts assigned by Max Channel to LGC

(1)	Contract for transferring the permissions from Max Channel to LG Consult / 15.05.2008

(2)
Substitute agreement No.2 to Contract No.19947 / 01.04.2007 between Max Channel and BTC. LG Consult replaces Max Channel in the contract for broadcasting since 03.07.2008 – Contract for program transmission

(3)	Annex of 3 July 2008 for termination of Agreement of 14 August 2007 between Max Channel and Balkan Balgarska Televizia AD

(4)	Agreement of 3 July 2008 between LGC and Balkan Balgarska Televizia AD

(5)	Annex of 1 June 2008 for termination of Lease Agreement of 1 December 2007 between Max Channel and Vital-I EOOD

(6)	Lease Agreement of 1 June 2008 between LGC and Vital-I EOOD

7.	Assets transferred by Inter-mashineks to LGC

(1)
Items listed in an enclosure to Annex from 17.04.2007 to the Preliminary Contract for sell – purchase of broadcasting and program licenses from 11.04.2007, between Inter-Mashineks and LGC Ltd, and related invoice (No. 21/12.04.2007), issued by Inter-Mashineks to LG Consult and related invoice (No. 27/14.05.2007), issued by Inter-Mashineks to LGC

8.	Contracts assigned by Inter-mashineks to LGC

(1)	Rent Contract from 02.01.08 between UKV Praktika Ltd. and LGC for positioning the radio transmitter for Sofia

(2)	Rent Contract from 15.05.2008 between LGC and owners of the building, situated in Bojour street, building 4, entrance B - Pernik for positioning the radio transmitter for Pernik

SCHEDULE 9
TV2 Group Licenses

In respect of TV2

1.	Programme license № 321-00002 / 17.02.2000 for television activity - valid until: 17.02.2010

In respect of LGC

2.	Programme License No 441-00272/ 11 January 2001 for radio activity
3.	Permission № 00247-01/12.06.2008 - Sofia
4.	Permission № 00246-01/12.06.2008 - Pernik
5.	Permission № 00282-01/03.07.2008 - Sofia
6.	Permission № 00283-01/03.07.2008 - Blagoevgrad
7.	Permission № 00713-01 / 17.07.2008

In respect of Top Tone BG

8.	Permission № 00284-01/ 29.05.2008 - Burgas
9.	Permission № 00285-01/29.05.2008 - Varna
10.	Permission № 00286-01/29.05.2008 - Veliko Tarnovo
11.	Permission № 00287-01 / 29.05.2008 -Gabrovo
12.	Permission № 00288-01 / 29.05.2008 - Dobrich
13.	Permission № 00289-01 / 29.05.2008 - Lovech
14.	Permission № 00290-01/ 29.05.2008 - Pleven
15.	Permission № 00291-01/ 29.05.2008 - Plovdiv
16.	Permission № 00292-01/ 29.05.2008 - Razgrad
17.	Permission № 00293-01 / 29.05.2008 - Ruse
18.	Permission № 00294-01 / 29.05.2008- Silistra
19.	Permission № 00295-01 / 29.05.2008 - Sliven
20.	Permission № 00296-01/29.05.2008 - Stara Zagora
21.	Permission № 00297-02 / 29.05.2008 - Targovishte
22.	Permission № 00298-01 / 29/05.2008 - Haskovo
23.	Permission № 00299-01 / 29.05.2008 - Shumen
24.	Permission № 00300-01 / 29.05.2008 - Blagoevgrad
25.	Permission № 00301-01/ 29.05.2008 - Kardjali
26.	Permission № 00302-01 / 29.05.2008 - Montana

27.	Permission № 00303-01 / 29.05.2008 - Sofia
28.	Permission № 00304-01 / 29.05.2008 - Vidin
29.	Permission № 00305-01 / 29.05.2008 - Vratza
30.	Permission № 00306-01 / 29.05.2008 - Kiustendil
31.	Permission № 00307-01 / 29.05.2008 - Pazardjik
32.	Permission № 00308-01 / 29.05.2008 - Pernik
33.	Permission № 00309- 01 / 29.05.2008 - Smolian
34.	Permission № 00310-01 / 29.05.2008 – Tervel
35.	Permission № 00519-01 / 17.06.2008

In respect of Ring TV

36.	Registration as an operator entitled to carry out television activity through cable and satellite (previously individual license № 324-00325 / 01.02.2001)

SCHEDULE 10
List of Related Party Agreements

A.	Related Party Agreements to which TV2 is a party

Parties	Dated	Agreement Subject

TV2 EOOD and Golf Club EOOD	May 1, 2008	Rental agreement (providing for rental of office premises)

TV2 EOOD and Fresh Production	March 4, 2008	Production agreement (production of “In the Saloon” from March 7, 2008 to September 1, 2008)

TV2 EOOD and Mobil Rent	March 1, 2008	Lease agreement (for operating lease for cars)

TV2 EOOD and Mobil Rent	December 1, 2007	Lease agreement and 2 annexes (for operating leases for cars)

TV2 EOOD and Max Channel AD	November 25, 2007	License agreement (granting program rights for “The Holywood Reporter” for one year)

TV2 EOOD and MSKey Group OOD	November 11, 2007	MSKey develops the web site of TV 2; BGN 36,000 (VAT included)

TV2 EOOD and Attica Media Bulgaria OOD	December 21, 2007	Advertising in TV 2 programs for BGN 50,000; duration 21.12.07 – 31.12.08

TV2 EOOD and BMG	December 3, 1007	Barter Advertising agreement for advertising for BGN 104,008 (VAT excluded) from 03.12.2007 to 31.12.2008

TV2 EOOD and Radio Company CJ	January 9, 2008	Barter Advertising agreement for advertising for BGN 50,000 (VAT excluded) from 09.01.2008 to 31.12.2008

B.	Related Party Agreements to which LGC is a party

Parties	Dated	Agreement Subject

LGC Consult EOOD and Radio C.J.	June 13, 2008	Broadcasting agreement (broadcasting of radio program)

LGC Consult EOOD and Radio C.J.	January 20, 2008	Consulting agreement (provision of consulting services)

LGC Consult EOOD and K Consulting	March 30, 2007	Loan agreement and annex (grant of loan of BGN 1,000,000, later increased to BGN 2,000,000)

LGC Consult EOOD and Lend Company	January 10, 2007	Loan agreement (grant of loan of EUR 1,420,000)

C.	Related Party Agreements to which Ring TV is a party

Parties	Dated	Agreement Subject

Ring-SV AD and Geo Advisors	2 April 2008	Lease agreement (lease of premises)

SCHEDULE 11
List of Terminated Agreements

A.	Agreements to be terminated in relation to TV2 Business

Parties	Dated	Agreement subject

TV2 EOOD and Advertising Factory	February 1, 2008	(project “Love is in the Air”)

TV2 EOOD, Future Profile and Interactive Media Services	December 12, 2007	Production agreement from December 14, 2007 to January 1, 2009

TV2 EOOD and MSKey Group	December 1, 2007	Barter contract for advertisement for BGN 50,000; duration 01.12.07 – 31.12.08

TV2 EOOD and Finlab EOOD	November 29, 2007	Service agreement (provision of accounting services)

B.	Agreements to be terminated in relation to LGC Business

Parties	Dated	Agreement subject

LGC and K Konsulting	May 1, 2007	Consultancy services

SCHEDULE 12
Format of the calculation of the Estimated TV2/LGC Working Capital Amount and the TV2/LGC Closing Working Capital Amount
In relation to the TV2 Business

	TV2	Top Tone BG
WORKING CAPITAL	(BGN)	(BGN)
Current assets

Cash
Trade receivables
Related party operating receivables
VAT recoverable before August 30, 2008
Other operating receivables
Total current assets

Current liabilities

Trade payables and accruals
Related party operating payables and accruals
Payroll payables
Payables to shareholders and management
Other operating payables
Total current liabilities

Net working capital

Net working capital of the TV2 Business

Indebtedness
Loan from related party BM Leasing (incl. interest accrued)
Loan from related party Land Company (incl. interest accrued)
Loan from related party K Consulting (incl. interest accrued)
Other loans
Lease payables - vehicles
Lease payables - other
Payables to related parties for asset transfer – Torn M
Payables to related parties for asset transfer - Technosteel
Payables for asset transfer – Inter-mashineks
Lease BM Leasing (for Torn M assets)
Total indebtedness

Fixed assets
Fixed assets - tangible - land and building
Fixed assets transferred from Torn M to TV2
Fixed assets - tangible - playout and processing
Fixed assets - tangible - broadcast and distribution
Fixed assets - tangible - IT hw / sw
Fixed assets - tangible - vehicles
Fixed assets - tangible - other
Fixed assets - tangible - broad
Fixed assets -intangible
Fixed assets -investments at cost
Total fixed assets

Non-liquid assets
Program rights
Other stock items
Deferred expense
Deferred interest expense
Deferred revenue
VAT recoverable after August 30, 2008
Advances to suppliers/from customers (net)
Net barter position
Total non-liquid assets

In relation to the LGC Business

	LGC	Ring TV
WORKING CAPITAL	(BGN)	(BGN)
Current assets

Cash
Trade receivables
Related party operating receivables
VAT recoverable before August 30, 2008
Other operating receivables
Total current assets

Current liabilities

Trade payables and accruals
Related party operating payables and accruals
Payroll payables
Payables to shareholders and management
Other operating payables
Total current liabilities

Net working capital

Net working capital of the LGC Business

Indebtedness
Loan from related party BM Leasing (incl. interest accrued)
Loan from related party Land Company (incl. interest accrued)
Loan from related party K Consulting (incl. interest accrued)
Other loans
Lease payables - vehicles
Lease payables - other
Payables to related parties for asset transfer – Torn M
Payables to related parties for asset transfer - Technosteel
Payables for asset transfer – Inter-mashineks
Lease BM Leasing (for Torn M assets)
Total indebtedness

Fixed assets
Fixed assets - tangible - land and building
Fixed assets transferred from Torn M to TV2
Fixed assets - tangible - playout and processing
Fixed assets - tangible - broadcast and distribution
Fixed assets - tangible - IT hw / sw
Fixed assets - tangible - vehicles
Fixed assets - tangible - other
Fixed assets - tangible - broad
Fixed assets -intangible
Fixed assets -investments at cost
Total fixed assets

Non-liquid assets
Program rights
Other stock items
Deferred expense
Deferred interest expense
Deferred revenue
VAT recoverable after August 30, 2008
Advances to suppliers/from customers (net)
Net barter position
Total non-liquid assets